EXHIBIT 10(n)













                 REVOLVING CREDIT AGREEMENT

                         (364-Day)

                Dated as of August 14, 1998


                           Among


                ALUMINUM COMPANY OF AMERICA,

                ALCOA OF AUSTRALIA LIMITED,

                 THE LENDERS NAMED HEREIN,

         MORGAN GUARANTY TRUST COMPANY OF NEW YORK,

                   as Syndication Agent,

           CITIBANK, N.A. and ABN AMRO BANK N.V.,

                  as Documentation Agents,

                 THE CHASE MANHATTAN BANK,

                       as U.S. Agent

                            and

            CHASE SECURITIES AUSTRALIA LIMITED,

                    as Australian Agent








                     TABLE OF CONTENTS


                                                        Page
                         ARTICLE I

                Definitions and Construction

SECTION 1.01.  Defined Terms                              2
SECTION 1.02.  Terms Generally; Accounting Principles    19
SECTION 1.03.  Obligations Separate                      19

                         ARTICLE II

                        The Credits

SECTION 2.01.  Commitments                               20
SECTION 2.02.  Loans                                     20
SECTION 2.03.  Notice of Borrowings                      21
SECTION 2.04   Evidence of Debt; Repayment of Loans      23
SECTION 2.05.  Fees                                      24
SECTION 2.06.  Interest on Loans                         25
SECTION 2.07.  Default Interest                          26
SECTION 2.08.  Alternate Rate of Interest                26
SECTION 2.09.  Termination and Reduction of Commitments;
               Increase of Commitments                   27
SECTION 2.10.  Refinancings                              28
SECTION 2.11.  Prepayment                                28
SECTION 2.12.  Reserve Requirements; Change in
               Circumstances                             29
SECTION 2.13.  Change in Legality                        31
SECTION 2.14.  Indemnity                                 32
SECTION 2.15.  Pro Rata Treatment                        33
SECTION 2.16.  Sharing of Setoffs                        34
SECTION 2.17.  Payments                                  34
SECTION 2.18.  Taxes                                     35
SECTION 2.19.  Assignment of Commitments Under Certain
               Circumstances                             40

                        ARTICLE III

               Representations and Warranties

SECTION 3.01.  Organization                              41
SECTION 3.02.  Authorization                             42
SECTION 3.03.  Enforceability                            42
SECTION 3.04.  Governmental Approvals                    42
SECTION 3.05.  No Conflict                               42
SECTION 3.06.  Financial Statements                      43
SECTION 3.07.  No Defaults                               43
SECTION 3.08.  Litigation                                43
SECTION 3.09.  No Material Adverse Change                44
SECTION 3.10.  Employee Benefit Plans                    44
SECTION 3.11.  Title to Properties; Possession Under
               Leases                                    45
SECTION 3.12.  Investment Company Act; Public Utility
               Holding Company Act                       45
SECTION 3.13.  Tax Returns                               45
SECTION 3.14.  Compliance with Laws and Agreements       46
SECTION 3.15.  No Material Misstatements                 46
SECTION 3.16.  Federal Reserve Regulations               46
SECTION 3.17.
SECTION 3.18.  No Trusts                                 46
               Year 2000 Computer Systems Compliance     47

                         ARTICLE IV

               Conditions of Effectiveness, Lending
               and Designation of Borrowing Subsidiaries

SECTION 4.01.  Effective Date                            47
SECTION 4.02.  All Borrowings                            49
SECTION 4.03.  Designation of Borrowing Subsidiaries     51

                          ARTICLE V

               Affirmative Covenants

SECTION 5.01.  Financial Statements, Reports, etc.       52
SECTION 5.02.  Pari Passu Ranking                        53
SECTION 5.03.  Maintenance of Properties                 53
SECTION 5.04.  Obligations and Taxes                     53
SECTION 5.05.  Insurance                                 53
SECTION 5.06.  Existence; Businesses and Properties      53
SECTION 5.07.  Compliance with Laws                      54
SECTION 5.08.  Litigation and Other Notices              55
SECTION 5.09.  Borrowing Subsidiaries                    55

                         ARTICLE VI

               Negative Covenants

SECTION 6.01.  Liens                                     55
SECTION 6.02.  Consolidation, Merger, Sale of  Assets,
               etc.                                      57
SECTION 6.03.  Financial Undertaking                     58
SECTION 6.04.  Change in Business                        58

                         ARTICLE VII

Events of Default                                        59

                        ARTICLE VIII

Guarantee                                                64

                         ARTICLE IX

The Agent                                                66


                          ARTICLE X

                        Miscellaneous

SECTION 10.01. Notices                                   69
SECTION 10.02. Survival of Agreement                     70
SECTION 10.03. Binding Effect                            71
SECTION 10.04. Successors and Assigns; Additional
               Borrowing Subsidiaries                    71
SECTION 10.05. Expenses; Indemnity                       75
SECTION 10.06. Right of Setoff                           76
SECTION 10.07. Applicable Law                            77
SECTION 10.08. Waivers; Amendment                        77
SECTION 10.09. Interest Rate Limitation                  78
SECTION 10.10. Entire Agreement                          78
SECTION 10.11. Waiver of Jury Trial                      78
SECTION 10.12. Severability                              78
SECTION 10.13. Counterparts                              79
SECTION 10.14. Headings                                  79
SECTION 10.15. Jurisdiction; Consent to Service of
               Process                                   79
SECTION 10.16. Conversion of Currencies                  80

References

Exhibit A        Assignment and Acceptance
Exhibit B        Administrative Questionnaire
Exhibit C-1      Form of Opinion of Counsel
Exhibit C-2      Form of Opinion of Australian Counsel
Exhibit D        Designation of Borrowing Subsidiary

Schedule 2.01    Lenders and Commitments
Schedule 3.04    Governmental Approvals
Schedule 3.08    Litigation
Schedule 6.01(a) Existing Liens



                    REVOLVING CREDIT AGREEMENT (as the same
               may be amended, modified or supplemented from time to time, the "Agreement") dated as of August 14, 1998, among ALUMINUM COMPANY OF AMERICA, a Pennsylvania corporation ("Alcoa"), ALCOA OF AUSTRALIA LIMITED, ACN 004 879 298, a company incorporated with limited liability in the State of Victoria, Australia ("Alcoa of Australia"), the Lenders (such term and each other capitalized term used but not defined herein having the meaning ascribed thereto in Article I), THE CHASE MANHATTAN BANK, a New York banking corporation, as U.S. Agent for the Lenders, and CHASE SECURITIES AUSTRALIA LIMITED, ACN 008 487 581, a company incorporated with limited liability in the Australian Capital Territory, Australia, as Australian Agent for the Lenders.


          Alcoa and the Borrowing Subsidiaries have requested the Lenders to extend credit in order to enable them, subject to the terms and conditions of this Agreement, to borrow on a revolving basis, at any time and from time to time prior to the Maturity Date, an aggregate principal amount at any time outstanding not in excess of US$750,000,000. The proceeds of such borrowings are to be used to provide working capital and for other general corporate purposes, including but not limited to the support of Alcoa's commercial paper program. The Lenders are willing to extend such credit to Alcoa and the Borrowing Subsidiaries on the terms and subject to the conditions set forth herein.

          The Borrowers have requested the Australian
Lenders to extend credit in order to enable the Borrowers to borrow on a revolving credit basis at any time and from time to time prior to the Maturity Date an aggregate principal amount not in excess of US$250,000,000. The proceeds of such borrowings are to be used to provide working capital and for other general corporate purposes, including the support of the Borrowers' commercial paper programs.

          Accordingly, the Borrowers, the Lenders and the Agents agree as follows:


ARTICLE I.  DEFINITIONS AND CONSTRUCTION

          SECTION 1.01.  Defined Terms.  As used in this
Agreement, the following terms shall have the meanings set forth below:

          "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

          "ABR Loan" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

          "Administrative Questionnaire" shall mean an
Administrative Questionnaire in the form of Exhibit B.

          "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

          "Agent" shall mean the U.S. Agent or the Australian Agent, as the context requires.

          "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the U.S. Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and
(ii) Statutory Reserves and (b) the Assessment Rate. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business
Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.l5(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the U.S. Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the U.S. Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the U.S. Agent shall have determined
(which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability of the U.S. Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Margin" shall mean, with respect to the Eurodollar Loans comprising any Borrowing, the applicable percentage set forth below based upon the ratings by S&P and Moody's applicable on such date to (a) in the case of a Borrowing by Alcoa or a Borrowing Subsidiary, the U.S. Index Debt, and (b) in the case of a Borrowing by Alcoa of Australia, the Australian Index Rating:


          Category 1               Percentage

           AA-/Aa3                   .1350%
          or above

          Category 2

            A+/A1                    .1450%

          Category 3

            A/A2                     .1425%

          Category 4

            A-/A3                    .1500%

          Category 5

           BBB/Baa2                  .2200%

          Category 6

           BBB-/Baa3                 .2700%
           or below


          For purposes of the foregoing, (i) if neither Moody's nor S&P shall have in effect a rating for any Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then both such rating agencies shall be deemed to have established ratings for such Index Debt in Category 6; (ii) if only one of Moody's and S&P shall have in effect a rating for any Index Debt, then the Applicable Margin, to the extent determined by reference to such Index Debt, shall be determined on the basis of such rating; (iii) if the ratings established or deemed to have been established by Moody's or S&P for any Index Debt shall fall within different Categories, the Applicable Margin, to the extent determined by reference to such Index Debt, shall be based on the Category corresponding to the higher rating; and (iv) if any rating established or deemed to have been established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, Alcoa or, as the case may be, Alcoa of Australia, and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending the effectiveness of any such amendment, the ratings of such rating agency most recently in effect prior to such change or cessation shall be employed in determining the Applicable Margin.

          "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the U.S. Agent as the then current net annual assessment rate that will be employed in determining amounts payable by the U.S. Agent to the Federal Deposit Insurance Corporation (or any successor) for such date for insurance by such Corporation (or such successor) of time deposits made in dollars at the U.S. Agent's domestic offices.

          "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Agents, in the form of Exhibit A or such other form as shall be approved by the Agents.

          "Australia/U.S. Borrowing" shall mean a Borrowing consisting of simultaneous Australia/U.S. Loans made by the Lenders ratably in accordance with their respective
Australia/U.S. Commitments.

          "Australia/U.S. Commitment" shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Australia/U.S. Loans hereunder as set forth in Part B of Schedule 2.01, as the same may be increased or reduced from time to time pursuant to Section 2.09.

          "Australia/U.S. Loan" shall have the meaning assigned to it in Section 2.01. Each Australia/U.S. Loan shall be a Eurodollar Loan or an ABR Loan.

          "Australian Agent" shall mean Chase Securities
Australia Limited, an Australian corporation.

          "Australian Index Rating" shall mean the long term rating applicable to Alcoa of Australia by S&P and/or
Moody's.

          "Australian Lender" shall mean a Lender that has an Australia/U.S. Commitment.

          "Bill Rate" in relation to each Interest Period means the rate (expressed as a percentage per annum) which is the bid rate shown at approximately 10:15 a.m., Sydney time, on page "BBSY" on the Reuters Monitor System on the first day of that Interest Period for a term approximately equal to that Interest Period, but if such rate is no longer available, the Bill Rate means the rate reasonably determined by the Australian Agent to be the average rate at which Westpac Banking Corporation, Australia and New Zealand Banking Group and the Commonwealth Bank of Australia are purchasing bills of exchange accepted by an Australian bank for a term approximately equal to that Interest Period on such day.

          "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

          "Borrower Group" shall mean either of (a) Alcoa and its Subsidiaries, other than Alcoa of Australia and Subsidiaries of Alcoa of Australia, or (b) Alcoa of
Australia and its Subsidiaries.

          "Borrowers" shall mean Alcoa, the Borrowing
Subsidiaries and Alcoa of Australia.

          "Borrowing" shall mean any group of Loans of a single Type made by the Lenders on a single date pursuant to the U.S. Commitments or the Australia/U.S. Commitments, as the case may be, and as to which a single Interest Period is in effect.

          "Borrowing Subsidiaries" shall mean, at any time, the wholly-owned Subsidiaries of Alcoa (other than Alcoa of Australia and its Subsidiaries) that have undertaken the obligations of Borrowing Subsidiaries pursuant to
Section 10.04(i).

          "Borrowing Subsidiary Obligations" shall mean, collectively, the due and punctual payment by any Borrowing Subsidiary of the principal of and interest on the Loans to it, when and as due, whether at maturity, by acceleration or otherwise, and the due and punctual payment and performance of all other obligations of such Borrowing Subsidiary under this Agreement.

          "Business Day" shall mean (a) when used in connection with any Borrowing (other than a Borrowing described in clause (b)), any day (other than a day which is a Saturday, Sunday or day on which banks in New York City are authorized or required by law to remain closed) and
(b) when used in connection with any
Australia/U.S. Borrowing consisting of Eurodollar Loans made to Alcoa of Australia, any day (other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to remain closed) on which banks in Sydney, Australia and Melbourne, Australia are open for general banking business; provided, however, that, when used in connection with any Eurodollar Loan, the term "Business Day" shall in each case also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Code" shall mean the United States Internal
Revenue Code of 1986, as the same may be amended from time to time.

          "Commercial Paper" of any person shall mean any note, draft, bill of exchange or other negotiable instrument issued by such person that has a maturity at the time of issuance not exceeding nine months (or, in the case of the ECP Programme of Alcoa of Australia, 12 months), exclusive of days of grace, or any renewal thereof the maturity of which is likewise limited.

          "Commitments" shall mean, with respect to any Lender, such Lender's U.S. Commitment and Australia/U.S.
Commitment.

          "Consolidated Net Tangible Assets" shall mean at any time, as to Alcoa or Alcoa of Australia, as the case may be, the aggregate amount of assets (less applicable reserves and other properly deductible items) of such corporation and its consolidated Subsidiaries adjusted for inventories on the basis of cost (before application of the "last-in first-out" method of determining cost) or current market value, whichever is lower, and deducting therefrom (a) all current liabilities of such corporation and its consolidated Subsidiaries except for (i) notes and loans payable,
(ii) current maturities of long-term debt and (iii) current maturities of obligations under capital leases and (b) all goodwill, trade names, patents, unamortized debt discount and expenses of such corporation and its consolidated Subsidiaries (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of Alcoa and its consolidated Subsidiaries or Alcoa of Australia and its consolidated Subsidiaries, as the case may be, delivered to the Agents pursuant to Section 5.01, computed and consolidated in accordance with GAAP.

          "Consolidated Net Worth" shall mean at any time, as to Alcoa or Alcoa of Australia, as the case may be, the net worth (or, in the case of Alcoa of Australia, the shareholders' funds) of such corporation and its consolidated Subsidiaries at such time (including minority interests), computed and consolidated in accordance with GAAP.

          "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Stock, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

          "Corporations Law" shall mean the Corporations Law of Australia.

          "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

          "Designation Date" shall have the meaning assigned to such term in Section 10.04(i).

          "Designation of Borrowing Subsidiary" shall mean a Designation of Borrowing Subsidiary executed by Alcoa and a wholly-owned Subsidiary in the form of Exhibit D.

          "dollars" or "$" shall mean lawful money of the United States of America.

          "Effective Date" shall mean the date of this Agreement.

          "Eligible Transferee" shall mean (i) a commercial bank having total assets in excess of $10,000,000,000 or the equivalent thereof in another currency, provided that such bank or its holding company has issued obligations which are rated investment grade by any of Moody's, S&P or International Banking and Credit Analysis and (ii) any other person which Alcoa agrees may be an Eligible Transferee.

          "Engagement Fees" shall have the meaning assigned to such term in Section 2.05(b).

          "Engagement Letter" shall mean the letter agreement dated as of July 21, 1998, among the U.S. Agent, Chase Securities Inc. and Alcoa.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which any Borrower is a member and which is treated as a single employer under Section 414 of the Code.

          "ERISA Event" shall mean (i) any Reportable Event;
(ii) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (iii) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iv) the filing pursuant to Section 412(d) of the Code or
Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;
(v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan;
(vi) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vii) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA;
(viii) the occurrence of a "prohibited transaction" with respect to which the Borrower or any of its subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such subsidiary could otherwise be liable; (ix) any other similar event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrowers and (x) any Foreign Benefit Event.

          "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

          "Eurodollar Loan" shall mean any Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

          "Event of Default" shall have the meaning assigned to such term in Article VII.

          "Exchange Act Report" shall mean, collectively, the Annual Report of Alcoa on Form 10-K for the year ended
December 31, 1997, the Report of Alcoa on Form 10-Q for the quarters ended March 31 and June 30, 1998 and the Report of Alcoa on Form 8-K filed on June 10, 1998.

          "Facility Fee" shall have the meaning assigned to such term in Section 2.05(a).

          "Facility Fee Percentage" shall mean on any date the applicable percentage set forth below based upon the ratings by S&P and Moody's, respectively, applicable on such date to the U.S. Index Debt:


          Category 1                    Percentage

           AA-/Aa3                       .0400%
          or above

          Category 2

            A+/A1                        .0425%

          Category 3

            A/A2                         .0450%

          Category 4

            A-/A3                        .0500%

          Category 5

           BBB/Baa2                      .0800%

          Category 6

           BBB-/Baa3                     .1300%
           or below


          For purposes of the foregoing, (i) if neither Moody's nor S&P shall have in effect a rating for the U.S. Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then both such rating agencies shall be deemed to have established ratings in Category 6; (ii) if only one of Moody's and S&P shall have in effect a rating for the U.S. Index Debt, then the Facility Fee Percentage shall be determined on the basis of such rating; (iii) if the ratings established or deemed to have been established by Moody's or S&P for the U.S. Index Debt shall fall within different Categories, the Facility Fee Percentage shall be based on the Category corresponding to the higher rating; and (iv) if any rating established or deemed to have been established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Facility Fee Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either of such rating agencies shall cease to be in the business of rating corporate debt obligations, Alcoa and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending the effectiveness of any such amendment, the ratings of such rating agency most recently in effect prior to such change or cessation shall be employed in determining the Facility Fee Percentage.

          "Fees" shall mean the Facility Fees and the Engagement Fees.

          "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such corporation.

          "Five-Year Credit Agreement" shall mean the Revolving Credit Agreement (Five-Year) dated as of the date hereof among Alcoa, Alcoa of Australia, the lenders party thereto, The Chase Manhattan Bank, as U.S. Agent for such lenders, and Chase Securities Australia Limited, as
Australian Agent for such lenders.

          "Foreign Benefit Event" shall mean (a) with respect to any Foreign Pension Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority,
(ii) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee to administer any such Foreign Pension Plan, or to the insolvency of any such Foreign Pension Plan and (iv) the incurrence of any liability of the Borrowers under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein and
(b) with respect to any Foreign Plan, (i) the occurrence of any transaction that is prohibited under any applicable law and could result in the incurrence of any liability by the Borrowers, or the imposition on the Borrowers of any fine, excise tax or penalty resulting from any noncompliance with any applicable law and (ii) any other event or condition that could reasonably be expected to result in liability of any of the Borrowers.

          "Foreign Plan" shall mean any plan or arrangement established or maintained outside the United States for the benefit of present or former employees of any of the Borrowers.

          "Foreign Pension Plan" shall mean any benefit plan which under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

          "GAAP" shall mean generally accepted accounting principles, as used in, and applied on a basis consistent with, the financial statements of Alcoa or Alcoa of Australia referred to in Section 3.06.

          "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person, whether directly or indirectly, and including any obligation of such person, direct or indirect, to purchase or pay such Indebtedness or to purchase any security for the payment of such Indebtedness; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

          "Indebtedness" of any person at any time shall mean, without duplication, (a) all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations which, in each case, in accordance with GAAP would be included in determining total liabilities as shown on the liability side of the balance sheet of such person and (b) all Guarantees of such person.

          "Index Debt" shall mean the U.S. Index Debt or the Australian Index Rating.

          "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest
Periods of three months' duration been applicable to such Borrowing, and, in addition, the date of any refinancing, continuation or conversion of such Borrowing with or to a Borrowing of a different Type.

          "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower to which such Loan is made may elect; and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and
(iii) the date such Borrowing is prepaid in accordance with
Section 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

          "Lenders" shall mean (a) the financial
institutions listed on Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

          "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the offered rate for dollar deposits for a period equal to the Interest Period for such Eurodollar Borrowing that appears on the LIBO page on the Reuters Screen (or any page that can reasonably be considered a replacement page) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If such rate is not available on the Reuters Screen, the "LIBO Rate" shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the arithmetic average of the respective rates per annum at which dollar deposits approxi mately equal in principal amount to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered in immediately available funds to the London branches of the Reference Banks in the London inter bank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. The applicable Agent shall determine the LIBO Rate and such determination shall be conclusive absent manifest error.

          "Lien" shall mean, with respect to any asset,
(a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "Loans" shall mean U.S. Loans and Australia/U.S.
Loans.

          "Margin Stock" shall have the meaning given such term under Regulation U of the Board as from time to time in effect, including all official and interpretations thereunder or thereof.

          "Material Adverse Effect" shall mean a materially adverse effect on the business, assets, operations or financial condition of Alcoa and its Subsidiaries taken as a whole or of Alcoa of Australia and its Subsidiaries taken as whole, or a material impairment of the ability of Alcoa or Alcoa of Australia to perform any of its obligations under this Agreement.

          "Maturity Date" shall mean August 13, 1999.

          "Moody's" shall mean Moody's Investors Service,
Inc.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Non-Resident Bank" shall have the meaning assigned thereto in Section 2.18(i).

          "Original Dollar Amount" in relation to any Australia/U.S. Loan made to Alcoa of Australia denominated in dollars means the principal amount of such Australia/U.S. Loan and in relation to any Australia/U.S. Loan to Alcoa of Australia denominated in a currency other than dollars means the dollar equivalent of the principal amount of such Australia/U.S. Loan calculated two Business Days prior to the date of the proposed Borrowing for such Australia/U.S. Loan.

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation referred to and defined in ERISA.

          "person" shall mean any natural person, corpo ration organization, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          "Plan" shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of any Borrower or any ERISA Affiliate.

          "Pro Rata Percentage" of any Lender at any time shall mean (i) in the case of any determination in respect of the Australia/U.S. Commitments or any extension of credit thereunder, the percentage of the Total Australia/U.S. Commitment that is represented by such Lender's Australia/U.S. Commitment, and (ii) in the case of any determination in respect of the U.S. Commitments or any extension of credit thereunder, the percentage of the Total U.S. Commitment that is represented by such Lender's U.S. Commitment.

          "Reference Banks" shall mean The Chase Manhattan
Bank, Mellon Bank, N.A. and Bank of America National Trust and Savings Association.

          "Register" shall have the meaning given such term in Section 10.04(d).

          "Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code).

          "Required Lenders" shall mean Lenders representing at least 66-2/3% in principal amount of the outstanding Loans and unused Commitments; provided, that for purposes of
(i) terminating the Commitments insofar as they are available to either Borrower Group, or (ii) declaring the Loans made to either Borrower Group to be forthwith due and payable, Required Lenders shall mean Lenders representing at least 66-2/3% in principal amount of the outstanding Loans and unused Commitments available to such Borrower Group (it being agreed that for purposes of this definition the unused Australia/U.S. Commitments will at all times be deemed to be available to Alcoa and the Borrowing Subsidiaries).

          "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

          "Restricted Australian Subsidiary" shall mean at any time a Subsidiary of Alcoa of Australia:

          (a) whose total assets (consolidated in the case of a company which itself has any subsidiary as that expression is defined in Section 9 of the Corporations Law) or gross revenues (consolidated in the case of a company which itself has any such subsidiary) attributable to Alcoa of Australia represent not less than 10 per cent of the consolidated total assets or consolidated gross revenues, as the case may be, of Alcoa of Australia and its Subsidiaries taken as a whole, all as calculated by reference to the then latest audited financial statements (consolidated or unconsolidated, as the case may be) of such Subsidiary and the then latest consolidated audited financial statements of Alcoa of Australia and its Subsidiaries delivered pursuant to Section 5.01; or

          (b) to which is transferred the whole or substantially the whole of the assets and undertaking of a Subsidiary of Alcoa of Australia which immediately prior to such transfer is a Restricted Australian Subsidiary, but shall not include any such Subsidiary if the Required
Lenders shall have agreed in their sole discretion not to treat it as a Restricted Australian Subsidiary and such agreement may be given generally or in relation to specific provisions of this Agreement and/or for a limited time and/or purpose and may be subject to such conditions as the Required Lenders shall determine.

          "Restricted U.S. Subsidiary" shall mean any consolidated Subsidiary of Alcoa which owns any manufacturing plant or manufacturing facility located in the United States, except any such plant or facility which, in the opinion of the Board of Directors of Alcoa, is not of material importance to the business of Alcoa and its Restricted U.S. Subsidiaries, taken as a whole, excluding any such Subsidiary which (a) is principally engaged in leasing or financing receivables, (b) is principally engaged in financing Alcoa's operations outside the United States or
(c) principally serves as a partner in a partnership.

          "S&P" shall mean Standard & Poor's Ratings
Services, a Division of the McGraw-Hill Companies Inc.

          "Statutory Reserves" shall mean a fraction
(expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the U.S. Agent is subject for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months. Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Subsidiary" shall mean, with respect to (i) any person other than Alcoa of Australia or a subsidiary thereof (herein referred to as the "parent"), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the Voting Stock or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent; and (ii) Alcoa of Australia or a subsidiary thereof, an entity that Alcoa of Australia or its subsidiaries controls for the purposes of
Part 3.6 of the Corporations Law.

          "Termination Date" shall have the meaning assigned to it in Section 2.13(b).

          "Total Australia/U.S. Commitment" shall mean, at any time, the aggregate amount of the Australia/U.S.
Commitments, as in effect at such time.

          "Total U.S. Commitment" shall mean, at any time, the aggregate amount of the U.S. Commitments, as in effect at such time.

          "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall mean the LIBO Rate and the Alternate Base Rate.

          "U.S. Agent" shall mean The Chase Manhattan Bank, a New York banking corporation.

          "U.S. Borrowing" shall mean a borrowing consisting of simultaneous U.S. Loans made by the Lenders ratably in accordance with their respective U.S. Commitments.

          "U.S. Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make U.S. Loans hereunder as set forth in Part A of Schedule 2.01, as the same may be reduced from time to time pursuant to
Section 2.09.

          "U.S. Index Debt" shall mean the senior, unsecured, non-credit enhanced, long-term Indebtedness for borrowed money of Alcoa.

          "U.S. Lender" shall mean a Lender that has a U.S.
Commitment.

          "U.S. Loan" shall have the meaning assigned to it in Section 2.01. Each U.S. Loan shall be a Eurodollar Loan or an ABR Loan.

          "Voting Stock" with respect to the stock of any person means stock of any class or classes (however designated) having ordinary voting power for the election of the directors of such person, other than stock having such power only by reason of the occurrence of a contingency.

          "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02.  Terms Generally; Accounting
Principles. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, if Alcoa notifies the Agents that it requests an amendment to any provision hereof to eliminate the effect of any change in GAAP on the operation of such provision (or if the Agents notify Alcoa that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (provided such change in GAAP occurs after the date hereof), then such provision shall be interpreted on the basis of GAAP in effect immediately before such change became effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

          SECTION 1.03. Obligations Separate. It is the intention of the Agents, the Lenders and the Borrowers that the obligations of Alcoa and the Borrowing Subsidiaries hereunder are to be separate from the obligations of Alcoa of Australia and that the facilities made available to the Borrowing Groups are to be treated separately, and that accordingly, the conditions to the availability of the facilities made available by the Lenders to Alcoa and the Borrowing Subsidiaries are to be separate from, and not dependent upon, the conditions to the availability of the facilities made available by the Lenders to Alcoa of Australia and that, as more fully set forth in Article VII,
(i) loans made to Alcoa or the Borrowing Subsidiaries may not be accelerated, and the Commitments of the Lenders, insofar as they are available to Alcoa and the Borrowing Subsidiaries, may not be terminated, solely on the basis of a default of Alcoa of Australia and (ii) loans made to Alcoa of Australia may not be accelerated, and the Commitments of the Lenders, insofar as they are available to Alcoa of Australia, may not be terminated, solely on the basis of a default of Alcoa or a Borrowing Subsidiary.


ARTICLE II.  THE CREDITS

          SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (a) each Lender agrees, severally and not jointly, to make revolving credit loans in dollars ("U.S. Loans") to Alcoa and the Borrowing Subsidiaries, at any time and from time to time on or after the Effective Date and until the earlier of the Maturity Date and the termination of the U.S. Commitment of such Lender in accordance with the terms hereof, and (b) each Lender agrees, severally and not jointly, to make revolving credit loans in dollars ("Australia/U.S. Loans") to Alcoa of Australia, and, when the aggregate principal amount of the outstanding U.S. Loans equals the Total U.S. Commitment, to Alcoa and the Borrowing Subsidiaries, at any time and from time to time on and after the Effective Date and until the earlier of the Maturity Date and the termination of the Australia/U.S. Commitment of such Lender in accordance with the terms hereof; provided, however, that (i) after giving effect to any U.S. Loan, the aggregate principal amount of the outstanding U.S. Loans shall not exceed the Total U.S. Commitment, (ii) after giving effect to any Australia/U.S. Loan, the aggregate principal amount of the outstanding Australia/U.S. Loans shall not exceed the Total Australia/U.S. Commitment, (iii) at all times the aggregate principal amount of all outstanding U.S. Loans made by each Lender shall equal its Pro Rata Percentage of the aggregate principal amount of all outstanding U.S. Loans, and (iv) at all times the aggregate principal amount of all outstanding Australia/U.S. Loans made by each Lender shall equal its Pro Rata Percentage of the aggregate principal amount of all outstanding Australia/U.S. Loans. The Commitments of each Lender are set forth on Schedule 2.01 to this Agreement. Such Commitments may be terminated, reduced or increased from time to time pursuant to Section 2.09. Within the limits set forth in the preceding sentence, the Borrowers may borrow, pay or prepay and reborrow Loans on or after the Effective Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

          SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $10,000,000 (or an aggregate principal amount equal to the remaining balance of the applicable Commitments, as the case may be).

          (b) Each Borrowing shall be comprised entirely of Eurodollar Loans or ABR Loans, as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option fulfill its Commitment with respect to any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing which, if made, would result in an aggregate of more than five separate Eurodollar Loans of any Lender being made to members of a single Borrower Group and outstanding under this Agreement at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

          (c)  Except as otherwise provided in Section 2.10,
(i) each Lender shall make each U.S. Loan, and each Australia/U.S. Loan that is (A) an ABR Loan or (B) a Eurodollar Loan made to Alcoa or a Borrowing Subsidiary, to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the U.S. Agent in New York, New York, not later than 1:00 p.m., New York City time, and the U.S. Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower to which such Loan is to be made with Mellon Bank, N.A., or such other account as such Borrower may designate in a written notice to the U.S. Agent, or, if U.S. Loans are not made on such date because any condition precedent to a U.S. Borrowing herein specified shall not have been met, return the amounts so received to the respective Lenders, and (ii) each Lender shall make each Australia/U.S. Loan that is a Eurodollar Loan made to Alcoa of Australia to be made by it hereunder on the proposed date thereof by transfer of immediately available funds to such account or bank as the Australian Agent may designate in writing from time to time for this purpose not later than 11:00 a.m. (local time, determined by reference to the location of such account or bank) and the Australian Agent shall by 3:00 p.m. (local time, determined by reference to the location at which the credit will take place), credit the amounts so received to the account or bank as such Borrower may designate in a written notice to the Australian Agent or, if Loans are not made on such date because any condition precedent to an Australian/U.S. Borrowing herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the applicable Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to such Agent such Lender's portion of such Borrowing, such Agent may assume that such Lender has made such portion available to such Agent on the date of such Borrowing in accordance with this paragraph (c) and such Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to such Agent, such Lender and the applicable Borrower severally agree to repay to such Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to such Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by such Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).
If such Lender shall repay to such Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

          (d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03. Notice of Borrowings. In order to request a Borrowing, a Borrower shall give written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of an ABR Borrowing, to the U.S. Agent not later than 12:00 noon, New York City time, on the Business Day of such proposed Borrowing, (b) in the case of a Eurodollar Borrowing consisting of (1) U.S. Loans or (2) Australia/U.S. Loans made to Alcoa or a Borrowing Subsidiary, to the U.S. Agent not later than 10:00 a.m., New York City time, three Business Days before such proposed Borrowing and (c) in the case of a Eurodollar Borrowing consisting of Australia/U.S. Loans made to Alcoa of Australia, to the Australian Agent not later than 10:00 a.m., Sydney time, three Business Days before such proposed Borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement, identify the applicable Borrower and specify (i) whether such Borrowing is to be a Eurodollar Borrowing consisting of U.S. Loans, a Eurodollar Borrowing consisting of Australia/U.S. Loans or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and
(iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice with respect to a U.S. Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower giving the notice of Borrowing shall be deemed to have selected an Interest Period of one month's duration. If a Borrower shall not have given notice in accordance with this Section 2.03 of its election to refinance a Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with (i) in the case of a U.S. Borrowing, an ABR Borrowing, and (ii) in the case of an Australia/U.S. Borrowing, a Eurodollar Borrowing with an Interest Period of one month's duration. The relevant Agent shall promptly advise the other Agent and the applicable Lenders of any notice given pursuant to this Section 2.03 and of each Lender's portion of the requested Borrowing.

          SECTION 2.04.  Evidence of Debt; Repayment of
Loans. (a) The outstanding principal balance of each Loan shall be payable on the earlier of the last day of the Interest Period applicable to such Loan or the Maturity
Date.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

          (c) Each of the Agents shall maintain accounts in which it will record (i) in the case of the U.S. Agent, the amount of each U.S. Loan made to Alcoa or a Borrowing Subsidiary hereunder and, in the case of the Australian Agent, the amount of each Australia/U.S. Loan made to a Borrower hereunder, (ii) the Type of each such Loan and the Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iv) the amount of any sum received by such Agent hereunder from any Borrower and each Lender's share thereof.

          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or either Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with their terms.

          (e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request a promissory note evidencing the Loans made by it hereunder to Alcoa or any Borrowing Subsidiary, the applicable Borrower shall deliver such a note, satisfactory to the Agents, payable to such Lender and its registered assigns, and the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

          SECTION 2.05. Fees. (a) Alcoa will pay to each Lender, through the U.S. Agent, on the last day of March, June, September and December in each year, and on the date on which the U.S. Commitment of such Lender shall be terminated as provided herein, a facility fee (the "Facility Fee") at a rate per annum equal to the Facility Fee Percentage from time to time in effect on the aggregate amount of the U.S. Commitment of such Lender, whether used or unused, from time to time in effect during the preceding quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or the date on which any U.S. Commitment of such Lender shall be terminated). Alcoa of Australia will pay to each Lender, through the Australian Agent, on the last day of March, June, September and December in each year, and on the date on which any Australia/U.S. Commitment of such Lender shall be terminated as provided herein, a facility fee (the "Facility Fee") at a rate per annum equal to the Facility Fee Percentage from time to time in effect on the aggregate amount of the Australia/U.S. Commitment of such Lender, whether used or unused, from time to time in effect during the preceding quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or the date on which any Australia/U.S. Commitment of such Lender shall be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fees due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the applicable Commitments of such Lender shall be terminated as provided herein.

          (b) Alcoa agrees to pay to the U.S. Agent, for its own account, the fees provided for in the Engagement
Letter (the "Engagement Fees") at the times provided therein.

          (c) All Fees shall be paid on the dates due, in immediately available funds, to the U.S. Agent or the Australian Agent, as applicable, for distribution, if and as appropriate, among the Lenders. Once paid, the Fees shall not be refundable except in the case of an error which results in the payment of Fees in excess of those due and payable as of such date, in which case the U.S. Agent or the Australian Agent, as applicable, shall cause a refund in the amount of such excess to be paid to Alcoa or Alcoa of Australia, as applicable.

          SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the unpaid principal amount of the Loans comprising each ABR Borrowing shall bear interest for each day (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate; provided, however, that nothing in this Agreement shall require or allow a Bank to make an ABR Loan under its Australia/U.S. Commitment.

          (b) Subject to the provisions of Section 2.07, the unpaid principal amount of the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of
(i) 360 days for Loans denominated in dollars or (ii) 365 days for Loans denominated in Australian dollars) at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

          (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. The applicable LIBO Rate or Alternate Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the U.S. Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.07. Default Interest. If any Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to (a) in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided in Section 2.06 plus 2% per annum, or
(b) in the case of any other amount, the rate applicable to ABR Borrowings plus 2% per annum.

          SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the U.S. Agent (in the case of a U.S. Loan) or the Australian Agent (in the case of an Australia/U.S.
Loan) shall have determined in good faith that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market or other market in which Lenders ordinarily raise dollars to fund Loans of the requested Type, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, then such Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the relevant Borrower and Lenders. In the event of any such determination, (i) any request by Alcoa or a Borrowing Subsidiary after the date of such notice for a Eurodollar Borrowing pursuant to
Section 2.03 or 2.10 shall, until the U.S. Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing, and (ii) until the Australian Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, an Australian Lender may be relieved of its obligation to provide such Loans. Each determination by an Agent hereunder shall be conclusive absent manifest error.

          SECTION 2.09.  Termination and Reduction of
Commitments; Increase of Commitments.  (a)  The U.S.
Commitments and the Australia/U.S. Commitments shall be automatically terminated on the Maturity Date.

          (b)  Upon at least 10 Business Days' prior
irrevocable, written or telecopy notice to the U.S. Agent (in the case of the U.S. Commitments) or the Australian Agent (in the case of the Australia/U.S. Commitments), Alcoa may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total U.S. Commitment or the Total Australia/U.S. Commitment; provided, however, that (i) each partial reduction shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $10,000,000, (ii) the Total U.S. Commitment shall not be reduced to an amount that is less than the aggregate principal amount of the outstanding U.S. Loans (after giving effect to any simultaneous prepayment pursuant to
Section 2.11) and (iii) the Total Australia/U.S. Commitment shall not be reduced to an amount that is less than the aggregate principal amount of the outstanding Australia/U.S. Loans.

          (c)  Each reduction in the U.S. Commitments
hereunder shall be made ratably among the U.S. Lenders in accordance with each such Lender's Pro Rata Percentage of the Total U.S. Commitment. Each reduction in the Australia/U.S. Commitments hereunder shall be made ratably among the Australian Lenders in accordance with each such Lender's Pro Rata Percentage of the Total Australia/U.S. Commitment. Alcoa shall pay to the U.S. Agent for the account of the applicable Lenders, on the date of each such termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to the date of such termination or reduction.

          (d) Subject only to the consent of the U.S. Agent and each Lender whose Commitment is to be increased, Alcoa may, upon not less than 30 days' notice to the Agents, increase the Total U.S. Commitment and/or the Total Australia/U.S. Commitment by up to an amount equal to (i) $250,000,000 minus (ii) the aggregate amount of all prior increases in the Commitments and the "Commitments" under and as defined in the Five-Year Credit Agreement. Any such increase in the Commitments shall be effected by the execution and delivery of such documentation as the Agents shall reasonably specify (which documentation, to be effective, need be executed only by the Borrowers, the Agents and each Lender whose Commitment is to be increased), and shall be subject to the delivery of such evidence of the applicable Borrowers' corporate authority, legal opinions and other closing documentation as the Agents or their counsel shall reasonably request.

          SECTION 2.10. Refinancings. Any Borrower may refinance all or any part of any Loan made to it with a Loan of the same or a different Type made pursuant to the same Commitments, subject to the conditions and limitations set forth in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to have been repaid or prepaid in accordance with Section 2.04 or 2.11, as applicable, with the proceeds of a new Borrowing; and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the applicable Lenders to the applicable Agent or by the applicable Agent to the applicable Borrower pursuant to
Section 2.02(c).

          SECTION 2.11. Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the U.S. Agent (in the case of U.S. Loans) or the Australian Agent (in the case of Australia/U.S. Loans); provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $10,000,000.

          (b) On the date of any termination or reduction of any Commitments pursuant to Section 2.09, the Borrowers shall pay or prepay so much of the U.S. Loans or Australia/U.S. Loans, as applicable, as shall be necessary in order that, after giving effect to such reduction or termination, (i) the aggregate principal amount of the outstanding U.S. Loans shall not exceed the Total U.S. Commitment and (ii) the aggregate principal amount of the outstanding Australia/U.S. Loans shall not exceed the Total Australia/U.S. Commitment.

          (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay the Loan to which such notice relates by the amount stated therein on the date stated therein. All prepayments under this Section
2.11 shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

          SECTION 2.12. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein other than Section 2.14(c), if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement which is reflected in the LIBO Rate or the Base CD Rate) or shall impose on such Lender or the London interbank market or other market in which Lenders ordinarily raise dollars to fund Loans of the requested Type any other condition affecting this Agreement or Eurodollar Loans made by such Lender, or shall change the cost to the Australian Lenders of funding or maintaining any Australia/U.S. Loan made (or to be made) to Alcoa of Australia and the result of any of the foregoing shall be to increase the cost to such Lender of funding, making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then Alcoa will pay or cause the other Borrowers to pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b) If any Lender shall have determined that the applicability of any law, rule, regulation, agreement or guideline adopted after the date of this Agreement pursuant to the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time Alcoa shall pay or cause the other Borrowers to pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

          (c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, together with a statement of reasons for such demand and showing the calculation for such amounts shall be delivered to Alcoa and shall be conclusive absent manifest error. Alcoa shall pay or cause to be paid to each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

          (d) Except as provided in this paragraph, failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period. The protection of this Section 2.12 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. No Lender shall be entitled to compensation under this Section 2.12 for any costs incurred or reductions suffered with respect to any date unless it shall have notified Alcoa that it will demand compensation for such costs or reductions under paragraph (c) above not more than 60 days after the later of
(i) such date and (ii) the date on which it shall have or reasonably should have become aware of such costs or reductions. In the event a Borrower shall reimburse any Lender pursuant to this Section 2.12 for any cost and the Lender shall subsequently receive a refund in respect thereof, the Lender shall so notify such Borrower and shall pay to such Borrower the portion of such refund which it shall determine in good faith to be allocable to the cost so reimbursed.

          (e)  Notwithstanding the foregoing, if an
Australian Lender is funding Australia/U.S. Loans consisting of Eurodollar Loans made to Alcoa of Australia by raising funds under a note or bond issue then the Australian Lender shall not be entitled to make any claim hereunder resulting from:

          (i) the Australian Lender's failure to apply for or inability to obtain an exemption under section 128F(4) of the Income Tax Assessment Act with respect to such note or bond issue; or

          (ii) any such exemption being revoked or the Commissioner of Taxation determining that section 128F of the Income Tax Assessment Act does not apply to any interest payable by the Australian Lender on such notes or bonds;

unless the increase in the cost to the Australian Lender of funding any Australia/U.S. Loan consisting of Eurodollar Loans made to Alcoa of Australia is a result of a change in law or interpretation or administration of any law of general application to all borrowers of funds who except for section 128F of the Income Tax Assessment Act would be liable to pay withholding tax.

          SECTION 2.13. Change in Legality. (a) Notwith standing any other provision herein other than
Section 2.14(c), if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written or telecopy notice to Alcoa and the Agents, such Lender may:

               (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by a Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn;
          and

               (ii) require that all outstanding Eurodollar
          Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall automatically be so converted as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

          (b) Notwithstanding any other provision herein other than Section 2.14(c), if any change in applicable law or in the interpretation or administration thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Australian Lender to maintain or give effect to its obligations under this Agreement, the Australian Lender may designate the latest date (the "Termination Date") on which its obligations under the Australia/U.S. Commitments may remain in effect without causing the Australian Lender to be in breach of a law as of the Termination Date or, if already unlawful, the Australian Lender may designate the Termination Date immediately.

          (c) For purposes of this Section 2.13, a notice by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt.

          SECTION 2.14. Indemnity. Alcoa shall indemnify or cause the other Borrowers to indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (a) any failure to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by a Borrower to borrow or refinance any Loan hereunder after irrevocable notice of such borrowing or refinancing has been given pursuant to Section 2.03, (c) any payment, prepayment or refinancing of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, other than any loss of profit resulting from any event, circumstance or condition set forth in
Section 2.12 or 2.13, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed (assumed to be the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section together with a statement of reasons for such demand and the calculation of such amount or amounts shall be delivered to Alcoa and shall be conclusive absent manifest error.

          SECTION 2.15. Pro Rata Treatment. Except as required under Section 2.13, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fees, each reduction of the U.S. Commitments or the Australia/U.S. Commitments and each conversion or continuation of any Borrowing with a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their applicable outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Agents may, in their discretion, round each Lender's percentage of such Borrowing, computed in accordance with Schedule 2.01, to the next higher or lower whole dollar amount.

          SECTION 2.16. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against any Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its U.S. Loans or Australia/U.S. Loans shall be proportionately less than the unpaid principal portion of the U.S. Loans or Australia/U.S. Loans, as the case may be, of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the U.S. Loans or Australia/U.S. Loans, as the case may be, of such other Lender, so that the aggregate unpaid principal amount of the U.S. Loans or Australia/U.S. Loans and participations in U.S. Loans or Australia/U.S. Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all U.S. Loans or Australia/U.S. Loans, as the case may be, then outstanding as the principal amount of its U.S. Loans or Australia/U.S. Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all U.S. Loans or Australia/U.S. Loans, as the case may be, outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Alcoa and each other Borrower expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by Alcoa or such other Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to Alcoa or such Borrower in the amount of such participation.

          SECTION 2.17. Payments. (a) Each payment or prepayment by any Borrower of the principal of or interest on any U.S. Loans, any Australia/U.S. Loans that are (i) ABR Loans or (ii) Eurodollar Loans made to Alcoa or a Borrowing Subsidiary, any Fees payable to the U.S. Agent or the U.S. Lenders or any other amounts due hereunder (other than amounts referred to in clause (b) below) shall be made not later than 12:00 (noon), New York City time, on the date when due in dollars to the U.S. Agent at its offices at 270 Park Avenue, New York, New York, in immediately available funds. Each payment or prepayment by any Borrower of the principal of or interest on any Australia/U.S. Loans that are Eurodollar Loans made to Alcoa of Australia and any Fees payable to the Australia/U.S. Lenders shall be made in immediately available funds not later than 12 noon (local time, at the place at which the payment or prepayment is to be received) on the date when due in dollars (except with respect to Loans made in Australian Dollars pursuant to
Section 2.19(b), which payments or prepayments shall be made in Australian Dollars) to such account or bank as the Australian Agent may designate in writing from time to time for this purpose.

          (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

          SECTION 2.18. Taxes. (a) Any and all payments by or on behalf of a Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of either Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a "Transferee")) and franchise taxes imposed on either Agent or any Lender (or Transferee) in each case by the United States or Australia or any jurisdiction under the laws of which such Agent or any such Lender (or Transferee) is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders (or any Transferee) or an Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Lender (or Transferee) or Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this paragraph (a) than such Lender would have been entitled to receive immediately before assignment, participation or other transfer with respect to the rights assigned, participated or transferred unless such assignment, participation or transfer shall have been made (A) prior to the occurrence of an event (including any change in treaty, law or regulation) giving rise to such greater payment or
(B) at the request of Alcoa or Alcoa of Australia.

          (b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including Australian financial institutions duty) which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

          (c) Each Borrower will indemnify each Lender (or Transferee) and Agent for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee) or the Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the applicable Agent, as the case may be, makes written demand therefor, together with a statement of reasons for such demand and the calculations of such amount.

          (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by any Borrower in respect of any payment to any Lender (or Transferee) or Agent, such Borrower will furnish to the applicable Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.18 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

          (f) Each U.S. Lender (or Transferee) represents to Alcoa that, on the date such Lender (or such Transferee) becomes a party to this Agreement, it is eligible to receive payments of interest hereunder from Alcoa or any Borrowing Subsidiary without withholding in respect of United States Federal withholding tax (except, in the case of a Transferee of any Lender, as a result of the occurrence of an event (including a change in treaty, law or regulation) after the date of this Agreement giving rise to withholding to which such Lender would be subject). Each Australian Lender (or Transferee) represents to Alcoa of Australia that, on the date such Lender (or such Transferee) becomes a party to this Agreement, it is eligible to receive payments of interest hereunder from Alcoa of Australia in respect of Australia/U.S. Loans in the form of Eurodollar Loans to Alcoa of Australia without withholding in respect of Australian withholding tax (except, in the case of a Transferee of any Lender, as a result of the occurrence of an event (including a change in treaty, law or regulation) after the date of this Agreement giving rise to withholding to which such Lender would be subject).

          (g) Each U.S. Lender (or Transferee, other than a Transferee described in the exception in the first sentence of Section 2.18(f)) that is organized under the laws of a jurisdiction outside the United States shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to Alcoa and the U.S. Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 1001 or Form 4224 and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1, 1.1441-4 or 1.1441-6(c) or any subsequent version thereof or successors thereto, properly completed and duly executed by such Lender (or Transferee) establishing that payment is (i) not subject to United States Federal withholding tax under the Code because such payments are effectively connected with the conduct by such Lender (or Transferee) of a trade or business in the United States or (ii) totally exempt from United States Federal withholding tax under a provision of an applicable tax treaty. In addition, each such Lender (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from Alcoa or the U.S. Agent. Unless Alcoa and the U.S. Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States Federal withholding tax, Alcoa or the U.S. Agent shall withhold such taxes from such payments at the applicable statutory rate, subject to Section 2.18(a).

          (h) None of the Borrowers shall be required to pay any additional amounts to any Lender (or Transferee) in respect of United States Federal withholding tax pursuant to paragraph (a) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or Transferee) to deliver the certificates, documents or other evidence specified in the preceding paragraph (g) unless such failure is attributable to (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment or modification to or a revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case on or after the date such Lender (or Transferee) became a party to this Agreement.

          (i) None of the Borrowers shall be required to indemnify any Lender or pay additional amounts in respect of Australian withholding tax pursuant to paragraph (a) or (c) above in respect of interest payments made in connection with Australia/U.S. Loans in the form of Eurodollar Loans to Alcoa of Australia to any Lender, Transferee or Agent that is either:

          (i) a non-resident of Australia for the purposes of the Income Tax Assessment Act 1936 of the
     Commonwealth of Australia other than a non-resident carrying on business in Australia at or through a permanent establishment of the Lender, Transferee or Agent in Australia and the making of the loan to the Borrower by the Lender, Transferee or Agent is effectively connected with that permanent establishment; or

          (ii) a resident of Australia for the purposes of the Income Tax Assessment Act 1936 of the Commonwealth of Australia carrying on business outside Australia at or through a permanent establishment of the Lender, Transferee or Agent outside Australia and the making of the loan to the Borrower by the Lender, Transferee or Agent is effectively connected with that permanent establishment,

(an entity described in clause (i) or (ii), a "Non-Resident Bank"); provided, however, that this clause (i) shall not apply to any Lender, Transferee or Agent to which paragraphs (i) or (ii) apply as a result of a request by the Borrower; and provided further, however, that this clause (i) shall not apply to the extent the indemnity, payment or additional amount any Lender, Transferee or Agent would be entitled to receive (without regard to this clause (i)) does not exceed the indemnity, payment or additional amount that the Lender, Transferee or Agent would have been entitled to receive if paragraph (i) or (ii) did not apply to the Lender, Transferee or Agent.

          (j)  Any Lender (or Transferee) claiming any
additional amounts payable pursuant to this Section 2.18 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested in writing by the relevant Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

          (k) If a Lender (or Transferee) or Agent shall become aware that it may be entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by a Borrower pursuant to this Section 2.18, it shall promptly notify Alcoa of the availability of such refund and shall, within 30 days after receipt of a request by Alcoa, apply for such refund at Alcoa's expense. If any Lender (or Transferee) or an Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by a Borrower pursuant to this Section 2.18, it shall promptly repay such refund to such Borrower (to the extent of amounts that have been paid by such Borrower under this Section 2.18 with respect to such refund), net of all out-of-pocket expenses (including taxes imposed with respect to such refund) of such Lender (or Transferee) or Agent and without interest; provided, however, that such Borrower, upon the request of such Lender (or Transferee) or Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender (or Transferee) or Agent in the event such Lender (or Transferee) or Agent is required to repay such refund.

          (l) Nothing contained in this Section 2.18 shall require any Lender (or Transferee) or Agent to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).

          (m) No Borrower shall be required to reimburse any Lender (or Transferee) or Agent with respect to any Tax or Other Tax unless such Lender, Transferee or Agent notifies such Borrower of the amount of such Tax or Other
Tax on or before the second anniversary of the date such Lender, Transferee or Agent pays such Tax or Other Tax.

          SECTION 2.19.  Assignment of Commitments Under
Certain Circumstances. (a) In the event that any Lender shall have delivered a notice or certificate pursuant to
Section 2.12 or 2.13, or a Borrower shall be required to make additional payments to any Lender under Section 2.18, Alcoa (in the case of a U.S. Lender) and Alcoa of Australia
(in the case of an Australian Lender) shall have the right, at its own expense, upon notice to such Lender and the Agents, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under this Agreement to another financial institution which shall assume such obligations;
provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) Alcoa or the assignee, as the case may be, shall pay (or, in the case of Alcoa, cause another Borrower to pay) to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

          (b) In the event that any Australian Lender shall have delivered a notice or certificate pursuant to
Section 2.12, or the obligation of any Australian Lender to extend Australia/U.S. Loans shall have been suspended or terminated in accordance with Section 2.08 or
Section 2.13(b), then Alcoa of Australia may require such Australian Lender to make Australia/U.S. Loans to be made to Alcoa of Australia available in Australian Dollars on the terms of this Agreement, provided that:

          (i) the aggregate Original Dollar Amount of all Australia/U.S. Loans outstanding at any time shall not exceed the Total Australia/U.S. Commitment at that time; and the aggregate Original Dollar Amount of all Australia/U.S. Loans made by such Australian Lender and outstanding at any time shall not exceed the Australia/U.S. Commitment of such Australian Lender at that time;

          (ii) a notice of Borrowing may be given at any time up to close of business on the Business Day prior to the date of the proposed Australia/U.S. Loan to be made to Alcoa of Australia;

          (iii)     interest on each Australia/U.S. Loan to
     Alcoa of Australia denominated in Australian Dollars will be computed on a daily basis on a year of 365 days;

          (iv) the rate of interest for each Australia/U.S.
     Loan to Alcoa of Australia denominated in Australian
     Dollars for each Interest Period will be the aggregate of the Bill Rate for that Interest Period and the Applicable Margin; and

          (v) all payments in Australian Dollars shall be made to such accounts as are nominated by such Australian Lender and Alcoa of Australia respectively at such time.

If any Australia/U.S. Loan to Alcoa of Australia is denominated in Australian Dollars, the applicable Australian Lender, acting in good faith, shall if requested use all reasonable efforts to assist Alcoa of Australia to convert the proceeds into another currency and/or to hedge any currency exposure arising from the Australia/U.S. Loan to Alcoa of Australia being denominated in Australian Dollars including entering into foreign exchange or currency swap transactions at market rates.


ARTICLE III.  REPRESENTATIONS AND WARRANTIES

          Each Borrower represents and warrants to each of the Lenders with respect to itself as follows (except that the Borrowing Subsidiaries make no representations or warranties under Section 3.06 or 3.09 and Alcoa of Australia makes no representations or warranties under Section 3.10(a) or 3.12):

          SECTION 3.01.  Organization.   Such Borrower is a
corporation duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation and, where applicable, is in good standing in all other jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary, except to the extent that failure to be so qualified would not result in a Material Adverse Effect.

          SECTION 3.02. Authorization. Such Borrower has corporate power and authority to execute, deliver and carry out the provisions of this Agreement to which it is a party, to borrow hereunder and to perform its obligations hereunder and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

          SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by such Borrower and constitutes the legal, valid and binding obligation of such Borrower enforceable in accordance to its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

          SECTION 3.04. Governmental Approvals. (a) No authorization, consent, approval, license exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is necessary in connection with such Borrower's execution and delivery of this Agreement, the consummation by any Borrower of the transactions contemplated hereby or such Borrower's performance of or compliance with the terms and conditions hereof, except as set forth on Schedule 3.04.

          (b)  Each of Alcoa of Australia and its
Subsidiaries has filed all corporate notices and effected all registrations with the Australian Securities Commission or similar office in its jurisdiction of incorporation as required by law, except to the extent that failure to file would not result in a Material Adverse Effect, and all such filings and registrations are current, complete and accurate in all material respects.

          SECTION 3.05. No Conflict. None of the execution and delivery by such Borrower of this Agreement, the consummation by such Borrower of the transactions contemplated hereby or performance by such Borrower of or compliance by such Borrower with the terms and conditions hereof or thereof will (a) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority to which it is subject, (b) conflict with or result in a breach or default under its charter or Memorandum and Articles of Association or by-laws, as applicable, (c) conflict with or result in a breach or default which is material in the context of this Agreement under any agreement or instrument to which such Borrower is a party or by which it or any of its properties, whether now owned or hereafter acquired, may be subject or bound or (d) result in the creation or imposition of any Lien prohibited by Section 6.01 upon any property or assets, whether now owned or hereafter acquired, of such Borrower.

          SECTION 3.06. Financial Statements. In the case of Alcoa, it has furnished to the Lenders copies of its consolidated balance sheet as of December 31, 1997, and the related consolidated statements of income and cash flow for the year then ended, all examined and certified by PriceWaterhouse Coopers. In the case of Alcoa of Australia, it has furnished to the Lenders copies of its consolidated balance sheet as of December 31, 1997, and the related consolidated profit and loss account for the year then ended, all examined and certified by PriceWaterhouse Coopers. Such financial statements (including the notes thereto) present fairly the financial condition of Alcoa or Alcoa of Australia, 1as the case may be, and its respective Subsidiaries as of such dates and the results of their operations for the periods then ended, all in conformity with GAAP, subject (in the case of the interim financial statements) to year-end audit adjustments.

          SECTION 3.07. No Defaults. No event has occurred and is continuing and no condition exists which constitutes a Default or Event of Default hereunder. Such Borrower is not in violation of (i) any term of its charter or Constitution or by-laws, as applicable, or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation is likely to result in a Material Adverse Effect.

          SECTION 3.08. Litigation. Except as set forth in the financial statements referred to in Section 3.06 or any Exchange Act Report or otherwise disclosed on Schedule 3.08, there is no pending or, to the knowledge of any of its Responsible Officers, threatened proceeding by or before any Governmental Authority against or affecting it which in the opinion of its counsel is likely to result in a Material Adverse Effect. Except as set forth in the financial statements referred to in Section 3.06 or any Exchange Act Report or otherwise disclosed in Schedule 3.08, there is no pending or, to the knowledge of any of its Responsible Officers, threatened proceeding by or before any Governmental Authority against or affecting any of its Subsidiaries which in the opinion of its counsel is likely to result in a Material Adverse Effect.

          SECTION 3.09. No Material Adverse Change. Since December 31, 1997, there has been no material adverse change in the business, assets, operations or financial condition of itself and its Subsidiaries, taken as a whole except, in the case of Alcoa and the Borrowing Subsidiaries, as disclosed in the Annual Report of Alcoa on Form 10-K for the year ended December 31, 1997.

          SECTION 3.10. Employee Benefit Plans. (a) U.S. Plans. It and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which such Borrower or any ERISA Affiliate was required to file a report with the PBGC that alone or together with any other Reportable Event would reasonably be expected to result in a liability of such Borrower to the PBGC in an aggregate amount in excess of $25,000,000. The aggregate present value of all benefit liabilities under the Plans (based on the assumptions used to fund such Plans) did not, as of the last annual valuation dates applicable thereto, exceed the aggregate value of the assets of the Plans by more than 10% of Consolidated Net Worth. Neither such Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that would reasonably be expected to result in a Material Adverse Effect. Neither such Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Responsible Officer of any Borrower has knowledge of any fact which would reasonably be expected to result in the reorganization or termination of a Multiemployer Plan where such reorganization or termination has resulted or would reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

          (b)  Foreign Plans.  Each Foreign Plan is in
compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Borrowers, their respective Affiliates or any of their directors, officers, employees or agents has engaged in a transaction which would subject any of the Borrowers, directly or indirectly, to a material tax or civil penalty which could reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Borrowers, their respective Affiliates or any of their directors, officers, employees or agents has engaged in a transaction which would subject any of the Borrowers, directly or indirectly, to a material tax or civil penalty which could reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Plan, adequate reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained. The aggregate unfunded liabilities, after giving effect to any such reserves for such liabilities, with respect to such Foreign Plans could not reasonably be expected to result in a Material Adverse Effect. There are no material actions, suits or claims (other than routine claims for benefits) pending or threatened against any of the Borrowers or any of their Affiliates with respect to any Foreign Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

          SECTION 3.11.  Title to Properties; Possession
Under Leases.  (a)  Such Borrower and each of its
Subsidiaries have good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

          (b) Such Borrower and each of its Subsidiaries have complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Such Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases.

          SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. None of Alcoa or any Borrowing Subsidiary is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940. Alcoa is exempted as, and no Borrowing Subsidiary is, a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 3.13. Tax Returns. Such Borrower and its Subsidiaries have filed or caused to be filed all Federal, state, local and foreign tax returns required to have been filed by it and have paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP.

          SECTION 3.14.  Compliance with Laws and
Agreements. (a) Neither such Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.

          (b)  Neither such Borrower nor any of its
Subsidiaries is in default in any material manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be reasonably likely to result in a Material
Adverse Effect.

          SECTION 3.15.  No Material Misstatements.  Except
for information not prepared by Alcoa or Alcoa of Australia and expressly disclaimed thereby, no report, financial statement, exhibit or schedule furnished by or on behalf of such Borrower to an Agent or any Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

          SECTION 3.16.  Federal Reserve Regulations.  No
part of the proceeds of any Loan to such Borrower will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

          SECTION 3.17.  No Trusts.  Such Borrower is not
entering into this Agreement in its capacity as trustee of any trust.

          SECTION 3.18.  Year 2000 Computer Systems
Compliance. Any reprogramming required to permit the proper functioning, in and following the Year 2000, of (i) the Borrowers' and their Subsidiaries' material computer systems and (ii) material equipment containing embedded microchips and the testing of all such systems and equipment, as so reprogrammed, are anticipated to be completed in all material respects by March 31, 1999. The cost to the Borrowers and their Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences, following completion of such reprogramming and testing, of Year 2000 to the Borrowers and their Subsidiaries will not result in a Default or a Material Adverse Effect.

ARTICLE IV.    CONDITIONS OF EFFECTIVENESS, LENDING AND
               DESIGNATION OF BORROWING SUBSIDIARIES

          The obligations of the Lenders to make Loans to any Borrower hereunder are subject to the satisfaction of the conditions set forth in Sections 4.01 and 4.02 below
(and, in the case of Loans to any Borrowing Subsidiary, the satisfaction, as to such Borrowing Subsidiary, of the conditions set forth in Section 4.03 below):

          SECTION 4.01.  Effective Date.  On the Effective
Date:

          (a) The Agents shall have received (i) a written opinion of Denis A. Demblowski, Senior Counsel and Assistant Secretary of Alcoa, dated the Effective Date and addressed to the Lenders, to the effect set forth in Exhibit C-1 hereto; and (ii) a written opinion of Mallesons Stephen Jaques, Australian counsel for Alcoa of Australia, dated the Effective Date and addressed to the Lenders, to the effect set forth in Exhibit C-2 hereto.

          (b) All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Lenders and to Cravath, Swaine & Moore, U.S. counsel for the Agents and Clayton Utz, Australian counsel for the Agents.

          (c) The Agents shall have received (i) a copy, in each case including all amendments thereto, of the charter of Alcoa and of the Memorandum and Articles of Association of Alcoa of Australia, certified as of a recent date by the Secretary of State or other appropriate official of its jurisdiction of incorporation (or, in the case of Alcoa of Australia, by its Secretary), and a certificate as to the good standing of Alcoa as of a recent date, from such Secretary of State or other official; (ii) a certificate of the Secretary or Assistant Secretary of each of Alcoa and Alcoa of Australia dated the Effective Date and certifying
(A) in the case of Alcoa, that attached thereto is a true and complete copy of the by-laws of such corporation as in effect on the Effective Date showing all amendments thereto since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such corporation authorizing the execution, delivery and performance of this Agreement and the borrowings by such corporation hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of Alcoa has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and that the Memorandum and Articles of Association of Alcoa of Australia have not been amended since the date specified in such certificate and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of such corporation; (iii) a certificate of another officer of each such corporation as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to
(ii) above; and (iv) such other documents as the Lenders or Cravath, Swaine & Moore, U.S. counsel for the Agents, or Clayton Utz, Australian counsel for the Agents, may reasonably request.

          (d) The Agents shall have received certificates dated the Effective Date and signed by a Financial Officer of each of Alcoa and of Alcoa of Australia confirming the satisfaction of the conditions precedent set forth in paragraphs (b) and (c) of Section 4.02.

          (e) The Agents shall have received all Fees and other amounts due and payable on or prior to the Effective
Date.

          (f) The Revolving Credit Agreement dated as of April 30, 1996, among Alcoa, Alcoa of Australia Limited, the lenders named therein and Chemical Bank, as Agent, and the Credit Agreement dated as of May 19, 1995, among Alumax Inc., the lenders named therein, Royal Bank of Canada, as Agent, Arranger and Letter of Credit Issuer and Canadian Imperial Bank of Commerce, as Administrative Agent, shall each have been terminated and all amounts outstanding thereunder shall have been paid.

          (g) The Agents shall have received certificates of a Responsible Officer of each of Alcoa and Alcoa of Australia, each dated the Effective Date and stating that
(i) except as disclosed in the Exchange Act Report or otherwise disclosed in such certificate, Alcoa and each of its Subsidiaries and Alcoa of Australia and each of its Subsidiaries have complied in all respects with all Federal, state, local and foreign statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control except to the extent any such failure so to comply would not, alone or together with any other such failure, be reasonably likely to result in a Material Adverse Effect; (ii) neither Alcoa nor Alcoa of Australia nor any of their Subsidiaries has received notice of any failure so to comply which alone or together with any other such failure would be reasonably likely to result in a Material Adverse Effect; and (iii) the plants of Alcoa and Alcoa of Australia and their respective Subsidiaries do not manage any hazardous wastes, toxic pollutants or substances similarly denominated in violation of any applicable law or regulations promulgated pursuant thereto including, for operations within the United States, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law, where such violation would be reasonably likely to result, individually or together with any such other violations, in a Material Adverse Effect.

          SECTION 4.02.  All Borrowings.  On the date of
each Borrowing:

          (a) Such Borrower shall have provided the notice as required by Section 2.03.

          (b) The representations and warranties set forth in Article III hereof (except, in the case of a refinancing of any Loan that does not increase the aggregate principal amount of Loans of any Lender outstanding, the representations set forth in Sections 3.08, 3.09 and 3.10) shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

          (c) Each Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein on its part to be observed or performed, and at the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

          (d) In the case of any Australia/U.S. Borrowing by a Borrower other than Alcoa of Australia, (i) the aggregate amount of the Australia/U.S. Commitments remaining unused after giving effect to such Borrowing will at least equal the aggregate amount required by S&P and Moody's in support of the Commercial Paper of Alcoa of Australia, and
(ii) the U.S. Agent shall have received certification to that effect from a Responsible Officer of Alcoa of Australia.

          (e) In the case of any Borrowing by Alcoa or a Borrowing Subsidiary, which would cause the aggregate principal amount of outstanding loans to Alcoa and the Borrowing Subsidiaries under this Agreement and the Five-
Year Credit Agreement to exceed $2,000,000,000 minus the aggregate outstanding principal amount of commercial paper issued by Alcoa or issued by Subsidiaries and guaranteed by Alcoa (other than commercial paper being repaid with the proceeds of such Borrowing), such Borrowing shall have been duly authorized by Alcoa and the Agents shall have received a true and complete copy of resolutions duly adopted by the Board of Directors of Alcoa authorizing such Borrowing.

Each Borrowing by any Borrower shall be deemed to constitute a representation and warranty by such Borrower and, in the case of a Borrowing Subsidiary, Alcoa on the date of such Borrowing as to the matters specified in paragraphs (b),
(c), (e) and, in the case of an Australia/U.S. Borrowing by Alcoa or a Borrowing Subsidiary, (d) of this Section 4.02. Notwithstanding the foregoing, if any failure to satisfy any of the conditions to borrowing set forth in paragraphs (b) and (c) above shall result from any act or failure to act on the part of, or from any event or circumstance involving or affecting, members of only one of the Borrower Groups (the "Affected Borrower Group"), and not, in whole or in part, by reason of any act or failure to act on the part of, or any event or circumstance affecting, members of the other Borrower Group (the "Unaffected Borrower Group") then the failure to satisfy such conditions shall prevent Borrowings only by members of the Affected Borrower Group, and not by members of the Unaffected Borrower Group.

          SECTION 4.03.  Designation of Borrowing
Subsidiaries.  On each Designation Date:

          (a) The Agents shall have received (i) a copy of the charter, including all amendments thereto, of each applicable Borrowing Subsidiary, certified as of a recent date by the Secretary of State or the appropriate foreign governmental official of the state or country of its organization, and a certificate as to the good standing of such Borrowing Subsidiary as of a recent date from such Secretary of State or appropriate foreign governmental official, as applicable; (ii) a certificate of the Secretary or Assistant Secretary of such Borrowing Subsidiary dated the Designation Date and certifying (A) that attached thereto is a true and completed copy of the by-laws of such Borrowing Subsidiary as in effect on the Designation Date showing all amendments thereto since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Borrowing Subsidiary authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of such Borrowing Subsidiary has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing or any other document delivered in connection herewith on behalf of such Borrowing Subsidiary; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to
(ii) above.

          (c) The Agent shall have received a Designation of Borrowing Subsidiary of each applicable Borrowing
Subsidiary as provided in Section 10.04(i).


ARTICLE V.  AFFIRMATIVE COVENANTS

          So long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable in connection herewith shall be unpaid, unless the Required Lenders shall otherwise consent in writing:

          SECTION 5.01.  Financial Statements, Reports, etc.
Each of Alcoa and Alcoa of Australia shall furnish to the Agents the following, with sufficient copies for the Agents to provide a copy to each Lender:

          (a) within 120 days after the end of each fiscal year, (i) its consolidated balance sheet and related statements of income and cash flow audited by independent public accountants of recognized national standing, accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or in any manner calling into question the status of its business as a going concern) to the effect that such consolidated financial statements fairly present its financial condition and results of operations and that of its consolidated
Subsidiaries, taken as a whole, in accordance with GAAP and
(ii) the balance sheet and related statements of income of each of its Subsidiaries which has been designated pursuant to Section 10.04(i) as, and as long as such Subsidiary remains, a Borrowing Subsidiary, certified by a Financial
Officer of such Subsidiary;

          (b) in the case of Alcoa, within 60 days after the end of each of the first three fiscal quarters of each fiscal year, its Form 10-Q as prescribed by the Securities and Exchange Commission (or any successor agency);

          (c) concurrently with any delivery of financial statements under (a) above and promptly at the request of an Agent (but not more often than once with respect to any fiscal quarter), a certificate of a Financial Officer
(i) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Agents demonstrating compliance with the covenant contained in Section 6.03;

          (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it (other than registration statements and prospectuses related to offerings to directors, officers or employees) with the Securities and Exchange Commission or the Australian
Securities Commission, or any Governmental Authority succeeding to any of or all the functions of such Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be; and

          (e) promptly, from time to time, such other information regarding its operations, business affairs and financial condition, or compliance with the terms of this Agreement, as any Agent or Lender may reasonably request.

          SECTION 5.02.  Pari Passu Ranking.  Each Borrower
shall ensure that any amounts payable by it hereunder will at all times rank at least pari passu with all other unsecured, unsubordinated Indebtedness of such Borrower except to the extent any such Indebtedness may be preferred by law.

          SECTION 5.03.  Maintenance of Properties.  Each
Borrower shall, and shall cause its Subsidiaries to, maintain and keep its properties in such repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto, as in the judgment of such Borrower are necessary and in the interests of such Borrower; provided, however, that nothing in this Section 5.03 shall prevent such Borrower (or any Subsidiary thereof) from selling, abandoning or otherwise disposing of any of its respective properties or discontinuing a part of its respective businesses from time to time if, in the judgment of such Borrower, such sale, abandonment, disposition or discontinuance is advisable.

          SECTION 5.04.  Obligations and Taxes.  Each
Borrower shall pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge all taxes upon or against it, or against its properties, in each case prior to the date on which penalties attach thereto, unless and to the extent that any such obligation or tax is being contested in good faith and adequate reserves with respect thereto are maintained in accordance with GAAP.

          SECTION 5.05. Insurance. Each Borrower shall, and shall cause its consolidated Subsidiaries to, insure and keep insured, in each case with reputable insurance companies, so much of its respective properties to such an extent and against such risks, or in lieu thereof, in the case of any Borrower, maintain or cause to be maintained a system or systems of self-insurance, as is customary in the case of corporations engaged in the same or similar business or having similar properties similarly situated.

          SECTION 5.06.  Existence; Businesses and
Properties. (a) Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of incorporation, except as otherwise expressly permitted under
Section 6.02.

          (b) Each Borrower shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business as its Board of Directors shall determine in its judgment.

          SECTION 5.07.  Compliance with Laws.  (a)  Each
Borrower shall comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority to which it is subject, whether now in effect or hereafter enacted, such that no failure so to comply will result in the levy of any penalty or fine which shall have a Material Adverse Effect.

          (b) Each Borrower shall comply in all material respects with the applicable provisions of ERISA and all other related applicable laws and furnish to the Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of such Borrower or any ERISA Affiliate either knows or has reason to know that any ERISA Event has occurred that alone or together with any other ERISA Event would reasonably be expected to result in liability of such Borrower to the PBGC in an aggregate amount exceeding $25,000,000, a statement of a Financial Officer setting forth details as to such ERISA Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such ERISA Event given to the PBGC or other Governmental Authority, (ii) promptly after receipt thereof, a copy of any notice such Borrower or any ERISA Affiliate may receive from the PBGC or other Governmental Authority relating to the intention of the PBGC or other Governmental Authority to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to sub section (m) or (o) of Section 414 of the Code), or any Foreign Plan or Foreign Plans, or to appoint a trustee to administer any Plan or Plans, or any Foreign Plan or Foreign Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and
(iv) promptly and in any event within 30 days after receipt thereof by such Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by such Borrower or ERISA Affiliate concerning
(A) the imposition of Withdrawal Liability in excess of $25,000,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA, if such termination or reorganization would reasonably be expected to result, alone or with any other such termination or reorganization, in increases in excess of $25,000,000 in the contributions required to be made to the relevant Plan or Plans.

          SECTION 5.08.  Litigation and Other Notices.  Each
Borrower shall furnish to each Agent prompt written notice upon its becoming aware of any of the following:

          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

          (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against it or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect; and

          (c) any other development that has resulted in, or would reasonably be expected to result in, a Material
Adverse Effect.

          SECTION 5.09.  Borrowing Subsidiaries.  Alcoa
shall cause each Borrowing Subsidiary at all times to be a wholly-owned Subsidiary.


ARTICLE VI.  NEGATIVE COVENANTS

          Each Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable in connection herewith shall be unpaid, unless the Required Lenders shall otherwise consent in writing, such Borrower will not:

          SECTION 6.01.  Liens.  (a)  Create or incur, or
permit any Restricted U.S. Subsidiary (in the case of Alcoa and the Borrowing Subsidiaries) or Restricted Australian
Subsidiary (in the case of Alcoa of Australia) to create or incur, any Lien on its property or assets (including stock or other securities of any person, including any of its Subsidiaries) now or hereafter acquired by it or on any income or revenues or rights in respect thereof, securing
Indebtedness for borrowed money, without ratably securing the Loans; provided, however, that the foregoing shall not apply to the following:

          (i) Liens on property or assets of any corporation existing at the time such corporation becomes a Restricted U.S. Subsidiary or a Restricted Australian
     Subsidiary;

          (ii) Liens existing on any property or asset at or prior to the acquisition thereof by such Borrower or a Restricted U.S. Subsidiary or Restricted Australian Subsidiary, Liens on any property or asset securing the payment of all or any part of the purchase price of such property or asset, Liens on any property or asset securing any Indebtedness incurred prior to, at the time of or within 180 days after the acquisition of such property or asset for the purpose of financing all or any part of the purchase price thereof or Liens on any property or asset securing any Indebtedness incurred for the purpose of financing all or any part of the cost to such Borrower, Restricted U.S. Subsidiary or Restricted Australian Subsidiary of improvements thereto;

          (iii) Liens securing Indebtedness (A) of a
     Restricted U.S. Subsidiary owing to Alcoa or to another
     Restricted U.S. Subsidiary, or (B) of a Restricted
     Australian Subsidiary owing to Alcoa of Australia or to another Restricted Australian Subsidiary;

          (iv) Liens existing at the date of this Agreement and set forth on Schedule 6.01(a);

          (v) Liens on property of a person existing (or, in the case of Alumax Inc., that shall have existed) at the time such person is merged into or consolidated with Alcoa or a Restricted U.S. Subsidiary or Alcoa of Australia or a Restricted Australian Subsidiary or at the time such person becomes a subsidiary of Alcoa or Alcoa of Australia through the direct or indirect acquisition of capital stock of such person by Alcoa or Alcoa of Australia or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to Alcoa or a Restricted U.S. Subsidiary or Alcoa of Australia or a Restricted Australian Subsidiary;

          (vi) Liens on any property owned by Alcoa or any Restricted U.S. Subsidiary, or by Alcoa of Australia or any Restricted Australian Subsidiary, in favor of the United States of America or the Commonwealth of Australia or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or the Commonwealth of Australia or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens; and

          (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of the Liens referred to in clauses (i) through (vi) of this Section 6.01(a); provided, however, that each such extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced (and any improvements thereon).

          (b)  Notwithstanding paragraph (a) of this
Section 6.01 and in addition to the Liens permitted thereunder, each Borrower, any Restricted U.S. Subsidiary and any Restricted Australian Subsidiary may create or incur Liens which would otherwise be subject to the foregoing restrictions to secure Indebtedness for borrowed money in an aggregate amount which does not at the time exceed (i) in the case of Alcoa, the Borrowing Subsidiaries and their Restricted U.S. Subsidiaries, 10% of the Consolidated Net Tangible Assets of Alcoa and its consolidated Subsidiaries at such time, and (ii) in the case of Alcoa of Australia and its Restricted Australian Subsidiaries, 10% of Consolidated Net Tangible Assets of Alcoa of Australia and its consolidated Subsidiaries at such time.

          SECTION 6.02. Consolidation, Merger, Sale of Assets, etc. Consolidate or merge with or into any other person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (a) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (b) if such Borrower is not the surviving corporation or if such Borrower sells, leases or transfers all or substantially all of its property and assets, the surviving corporation or person purchasing or being leased the assets agrees to be bound by the terms and provisions applicable to such Borrower hereunder, and
(c)(i) in the case of Alcoa, immediately after such transaction, individuals who were directors of Alcoa during the twelve month period prior to such merger, sale or lease (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) constitute the Board of Directors of the surviving corporation or the person purchasing or being leased the assets and (ii) in the case of a Borrowing Subsidiary, (A) the surviving corporation or the person purchasing or being leased the assets is a wholly-owned Subsidiary of Alcoa and (B) if the surviving corporation or such person is not Alcoa, Alcoa agrees to guarantee pursuant to Article VIII the obligations of such person under this Agreement.

          SECTION  6.03.  Financial Undertaking.  (a)  In
the case of Alcoa, permit the aggregate principal amount of
(a) the Indebtedness of Alcoa and its consolidated
Subsidiaries, after eliminating intercompany items, plus
(b) all other liabilities of Alcoa and its consolidated
Subsidiaries, after eliminating intercompany items, in respect of any guarantee or endorsement (except the endorsement of negotiable instruments for deposit or collection or similar transactions in the normal course of business) of the Indebtedness of any person to exceed 150% of Consolidated Net Worth of Alcoa and its consolidated
Subsidiaries.

          (b) In the case of Alcoa of Australia, permit the aggregate principal amount of (a) the Indebtedness of Alcoa of Australia and its consolidated Subsidiaries, after eliminating intercompany items, plus (b) all other liabilities of Alcoa of Australia and its consolidated Subsidiaries, after eliminating intercompany items, in respect of any guarantee or endorsement (except the endorsement of negotiable instruments for deposit or collection or similar transactions in the normal course of business) of the Indebtedness of any person to exceed 150% of Consolidated Net Worth of Alcoa of Australia and its consolidated Subsidiaries.

          SECTION  6.04.  Change in Business.  In the case
of either Alcoa or Alcoa of Australia, make or permit any substantial change in the general nature of the business carried on by such Borrower and its consolidated
Subsidiaries as at the date hereof, including any such alteration arising from an acquisition, which would reasonably be expected to result in a Material Adverse
Effect.


ARTICLE VII.  EVENTS OF DEFAULT

          In case of the happening of any of the following events ("Events of Default"):

          (a) any Borrower shall default in the payment when due of any principal of any Loan and, if such default shall result from the failure of any third party payments system used by such Borrower, such default shall continue for a period of two Business Days;

          (b) any Borrower shall fail to pay when due any interest, Fee or other amount payable under this Agreement or Alcoa shall fail to pay any amount due under Article VIII upon demand therefor, and, in each case, such failure shall continue for a period of five Business Days;

          (c) any representation or warranty made in
Section 3.09 shall prove to have been false or misleading in any material respect as of the time when made (including by omission of material information necessary to make such representation or warranty not misleading); or any other representation or warranty made by a Borrower under this Agreement or any statement made by a Borrower in any financial statement, certificate, report, exhibit or document furnished by or on behalf of such Borrower in connection with this Agreement shall prove to have been false or misleading in any material respect as of the time when made and, if such representation or warranty is able to be corrected, such representation or warranty is not corrected within 20 days after such Borrower's knowledge that it was false or misleading;

          (d) any Borrower shall default in the performance or observance of any covenant contained in Section 5.02, 5.06(a), Section 5.08(a) or Article VI;

          (e) any Borrower shall default in the performance or observance of any covenant or agreement under this Agreement (other than those specified in paragraphs (a), (b) and (d) above) and such default shall continue for a period of 10 Business Days, in the case of a default with respect to Section 5.08(b) or (c), or in any other case a period of 30 days after notice from an Agent;

          (f) any Borrower shall (i) default in the payment of any principal or interest beyond any period of grace provided with respect thereto, due in respect of any Indebtedness in a principal amount in excess of $10,000,000; or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any such failure referred to in this paragraph (f) is to cause such Indebtedness to become due prior to its stated maturity;

          (g) a proceeding shall have been instituted or a petition filed in respect of a Borrower

          (i) seeking to have an order for relief entered in respect of such Borrower, or seeking a declaration or entailing a finding that such Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, revocation or forfeiture of charter or Memorandum and Articles of Association, liquidation, reorganization, arrangement, adjustment, composition or other relief with respect to such Borrower, its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereafter in effect, or

          (ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator, administrator or other similar official for such Borrower or for all or any substantial part of its property, and such proceeding or petition shall remain undismissed for a period of 90 consecutive days or an order or decree approving any of the foregoing shall be entered (it being understood that no winding up or dissolution of Alcoa of Australia for the purposes of a merger which does not arise out of insolvency, and the terms of which have been approved in writing by the Required Lenders, shall result in any Event of Default under this paragraph);

          (h) any Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business generally or as a whole, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in clause (g)(i) above or shall consent to any order or decree described therein, shall institute a proceeding described in clause (g)(ii) above or shall consent to any such appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any such proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its property or shall take any action in furtherance of any of the foregoing (it being understood that no winding up or dissolution of Alcoa of Australia for the purposes of a merger which does not arise out of insolvency, and the terms of which have been approved in writing by the Required Lenders, shall result in any Event of Default under this paragraph);

          (i) any of the following shall have occurred:
(i) any person or group of persons shall have acquired beneficial ownership of a majority in interest of the outstanding Voting Stock of Alcoa (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder),
(ii) during any period of 25 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 25 month period were directors of Alcoa (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of Alcoa or (iii) any person or group of related persons shall acquire all or substantially all of the assets of Alcoa; provided, however, that a change in control of Alcoa shall not be deemed to have occurred pursuant to clause (iii) of this paragraph (i) if Alcoa shall have merged or consolidated with or transferred all or substantially all of its assets to another person in compliance with the provisions of
Section 6.02 and the ratio represented by the total assets of the surviving person, successor or transferee divided by such person's stockholders' equity, in each case as determined and as would be shown in a consolidated balance sheet of such person prepared in accordance with GAAP (the "Leverage Ratio" of such person) is no greater than the then Leverage Ratio of Alcoa immediately prior to such event;

          (j) either of the following shall have
occurred: (i) Alcoa shall cease beneficially to own, directly or indirectly, shares of capital stock of Alcoa of Australia representing a majority of the ordinary voting power of Alcoa of Australia; or (ii) a majority of the seats (other than vacant seats) on the board of directors of Alcoa of Australia shall at any time be occupied by persons other than Continuing Directors. For purposes of the foregoing, "Continuing Director" shall mean (x) each director of Alcoa of Australia on the date of this Agreement and (y) each subsequent director elected by, or whose nomination for election was approved by, a majority of the Continuing Directors then in office;

          (k) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Plans, or any Foreign Plan or Foreign Plans, that reasonably could be expected to result in liability of any Borrower to the PBGC or other Governmental Authority or to a Plan or Foreign Plan in an aggregate amount exceeding $25,000,000 and, within 30 days after the reporting of any such ERISA Event to the U.S. Agent or after the receipt by the U.S. Agent of the statement required pursuant to Section 5.07(b), the U.S. Agent shall have notified the Borrower in writing that
(i) the Required Lenders have made a determination that, on the basis of such ERISA Event or ERISA Events or the failure to make a required payment, there are reasonable grounds
(A) for the termination of such Plan or Plans, or such Foreign Plan or Foreign Plans, by the PBGC or other Governmental Authority, (B) for the appointment either by the appropriate United States District Court of a trustee to administer such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans or (C) for the imposition of a lien in favor of a Plan or Foreign Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans; or the PBGC or other Governmental Authority shall institute proceedings to terminate any Plan or Plans or any Foreign Plan or Foreign Plans;

          (l) (i) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) such Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and does not have adequate reserves set aside against such Withdrawal Liability and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $25,000,000 or requires payments exceeding $25,000,000 in any calendar year;
          (m) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of such Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $25,000,000; or

          (n) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against any Borrower or any Subsidiary of any Borrower or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed (unless an appeal or writ of certiorari is being diligently prosecuted), or any action shall be legally taken by a judgment creditor or creditors holding judgments which in the aggregate exceed $50,000,000 to levy upon assets or properties of any Borrower or any Subsidiary of a Borrower to enforce any such judgment;

          (o) in the case of Alcoa of Australia, it is unlawful for Alcoa of Australia to conform or comply in any material respect with any one or more of its obligations hereunder or the legality, validity or enforceability of this Agreement is contested by Alcoa of Australia or Alcoa of Australia renounces any of the same or denies that it has any or further liability hereunder;

          (p) without the prior consent of the Required
Lenders, Alcoa of Australia reduces or attempts to reduce its share capital; and

          (q) an investigation into the affairs or particular affairs of Alcoa of Australia is directed or commenced under the Corporations Law which is likely to, in the Australian Agent's reasonable opinion, give rise to a Material Adverse Effect, and such investigation is not withdrawn or dismissed within 30 days;

then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, but subject to the last sentence of this Article VII, the Agents, at the request of the Required Lenders, shall, by written notice to Alcoa and Alcoa of Australia, take either or both of the following actions, at the same or different times:
(i) terminate the Commitments, and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding; and in any event described in paragraph (g) or (h) above, the Commitments of the Lenders shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding. Notwithstanding the foregoing, if an Event of Default shall result from any act or failure to act on the part of, or from any event or circumstance involving or affecting, members of only one of the Borrower Groups (the "Defaulting Borrower Group"), and no Event of Default shall exist in whole or in part by reason of any act or failure to act on the part of, or any event or circumstance affecting, members of the other Borrower Group (the "Non-Defaulting Borrower Group"), then the Commitments may be terminated only insofar as they are available to, and the outstanding Loans may be declared due and payable only insofar as they were borrowed by, members of the Defaulting Borrower Group, and such Commitments and Loans shall continue to be effective and shall continue outstanding, in accordance with the terms of this Agreement, insofar as they are available to or were borrowed by members of the Non-Defaulting Borrower Group. For purposes of the preceding sentence, any Event of Default resulting from an act, failure to act, event or circumstance described in paragraph (j) above shall be deemed to involve and affect only Alcoa of Australia.


ARTICLE VIII.  GUARANTEE

          Alcoa unconditionally and irrevocably guarantees, as a principal obligor and not merely as a surety, the due and punctual payment and performance of all Borrowing Subsidiary Obligations. Alcoa further agrees that the Borrowing Subsidiary Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon the provisions of this Article VIII notwithstanding any extension or renewal of any Borrowing Subsidiary Obligation.

          Alcoa waives presentation to, demand of payment from and protest to any Borrowing Subsidiary of any of the Borrowing Subsidiary Obligations, and also waives notice of acceptance of the guarantee set forth in this Article VIII and notice of protest for nonpayment. The obligations of Alcoa hereunder shall not be affected by (a) the failure of an Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement or any guarantee;
(b) any extension or renewal of any provision of this Agreement or any guarantee; or (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any guarantee or any other agreement.

          Alcoa further agrees that the guarantee set forth in this Article VIII constitutes a guarantee of payment when due and not of collection and waives any right to require that any resort be had by any Agent or Lender to the balance of any deposit account or credit on the books of the relevant Agent or Lender, as applicable, in favor of any Borrowing Subsidiary or any other person.

          The obligations of Alcoa hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim or waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Borrowing
Subsidiary Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Alcoa hereunder shall not be discharged or impaired or otherwise affected by the failure of an Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, by any waiver or modification of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Borrowing Subsidiary Obligations or by any other act or omission which may or might in any manner or to any extent vary the risk of Alcoa or would otherwise operate as a discharge of Alcoa as a matter of law or equity.

          Alcoa further agrees that this guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment by any Borrowing Subsidiary to an Agent or any Lender, or any part thereof, of principal of or interest on such Borrowing Subsidiary Obligation is rescinded or must otherwise be restored by any Agent or any Lender or any holder of any Borrowing Subsidiary Obligation upon the bankruptcy or reorganization of such Borrowing Subsidiary or otherwise.

          In furtherance of the foregoing and not in limitation of any other right which an Agent or any Lender may have at law or in equity against Alcoa by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Borrowing Subsidiary Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Alcoa hereby promises to and will, upon receipt of written demand by an Agent, promptly pay, or cause to be paid, to such Agent in cash the amount of such unpaid Borrowing Subsidiary Obligation, and thereupon such Agent shall assign, in any reasonable manner, the amount of the Borrowing Subsidiary Obligation paid by Alcoa pursuant to this guarantee to Alcoa, such assignment to be pro tanto to the extent to which the Borrowing Subsidiary Obligation in question was discharged by Alcoa, or make such other disposition thereof as Alcoa shall direct (all without recourse to an Agent or any Lender and without any representation or warranty by any Agent or Lender).

          Upon payment by Alcoa of any sums to an Agent as provided above, all rights of Alcoa against the Borrowing Subsidiaries arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Borrowing Subsidiary Obligations.


ARTICLE IX.  THE AGENT

          In order to expedite the transactions contemplated by this Agreement, The Chase Manhattan Bank is hereby appointed to act as U.S. Agent, and Chase Securities Australia Limited is hereby appointed to act as Australian Agent, in each case on behalf of the Lenders. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes each of the Agents to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Agents are hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the relevant Borrower of any Event of Default specified in this Agreement of which the applicable Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by any Borrower pursuant to this Agreement as received by such Agent.

          None of the Agents or any of their directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower of any of the terms, conditions, covenants or agreements contained herein. Neither of the Agents shall be responsible to the Lenders or any assignee thereof for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant hereto shall be binding on all the Lenders and each assignee of any such Lender. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. None of the Agents or any of their directors, officers, employees or agents shall have any responsibility to any Borrower on account of the failure of or delay in performance or breach by any other Lender or any Borrower of any of their respective obligations hereunder or in connection herewith. Each Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          The Lenders hereby acknowledge that neither Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

          Subject to the appointment and acceptance of a successor Agent as provided below, an Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor; provided, however, that Alcoa has approved such successor (such consent not to be unreasonably withheld). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, subject to the prior approval of Alcoa (such consent not to be unreasonably withheld), which shall be, in the case of the retirement of the U.S. Agent, a bank with an office in New York, New York, having total assets in excess of $10,000,000,000 or an Affiliate of any such bank and shall be, in the case of the retirement of the Australian Agent, a bank with an office in Sydney, Australia, or Melbourne, Australia, having total assets in excess of $10,000,000,000 or its equivalent in another currency or an Affiliate of any such bank. Upon the acceptance of any appointment as an Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder the provisions of this Article and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

          With respect to the Loans made by it hereunder, an Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and such Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate of Alcoa or Alcoa of Australia as if it were not an Agent.

          Each Lender agrees (i) to reimburse each Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder) of any expenses incurred for the benefit of the Lenders by such Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrowers and (ii) to indemnify and hold harmless each Agent and any of its directors, officers, employees, agents or Affiliates, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as an Agent or any of them in any way relating to or arising out of this Agreement or any action taken or omitted by it or any of them under this Agreement, to the extent the same shall not have been reimbursed by the Borrowers; provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of such Agent or any of its directors, officers, employees, agents or Affiliates.

          Each Lender acknowledges that it has,
independently and without reliance upon any Agent or other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.


ARTICLE X.  MISCELLANEOUS

          SECTION 10.01.  Notices.  Notices and other
communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy as follows:

          (a) if to Alcoa or a Borrowing Subsidiary (i) on or before August 14, 1998, to Aluminum Company of America at 1501 Alcoa Building, Pittsburgh, Pennsylvania 15219, Attention of Vice President & Treasurer (Telecopy No.
(412) 553-4560) or (ii) after August 14, to Aluminum Company of America at 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention of Vice President & Treasurer (Telecopy
No. (412) 553-4560);

          (b) if to Alcoa of Australia, to Alcoa of Australia Limited, Level 7, 530 Collins Street, Melbourne
Vic 3000, Australia, Attention of the Treasurer (Telecopy
No. 613-9270-6130);

          (c) if to the U.S. Agent, to The Chase Manhattan Bank at One Chase Plaza, New York, New York 10081, Attention of Linda Hill (Telecopy No. 212-552-7490), with a copy to The Chase Manhattan Bank at 270 Park Avenue, New York, New York 10017, Attention of James Ramage (Telecopy No. 212-270-2908);

          (d) if to the Australian Agent, to The Chase
Manhattan Bank at Level 35, AAP Centre, 259 George St.,
Sydney NSW, Australia, 2000, Attention of Mr. Robert
Schuitema (Telecopy No. 612-9250-4529); and

          (e) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party to the Agent and each Borrower given in accordance with this Section 10.01.

          Any notice hereunder shall be effective upon receipt. Any notice or other communication received on a day which is not a Business Day or after business hours in the place of receipt shall be deemed to be served on the next following Business Day in such place. Any notice given to Alcoa shall be deemed to have been duly given to each other Borrower at the same time and in the same manner.

          SECTION 10.02.  Survival of Agreement.  All
covenants, agreements, representations and warranties made by any Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not been terminated.

          SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Alcoa, Alcoa of Australia, the U.S. Agent and the Australian Agent and when the U.S. Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agents and each Lender and their respective successors and assigns, except that none of the Borrowers shall have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.

          SECTION 10.04. Successors and Assigns; Additional Borrowing Subsidiaries. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Agents or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

          (b)  Each Lender may assign to one or more
Eligible Transferees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of such Lender, Alcoa and each Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the applicable Agent) shall not be less than $10,000,000, (iii) the parties (other than the Borrowers) to each such assignment shall execute and deliver to the U.S. Agent an Assignment and Acceptance, together with a processing and recordation fee of $2,500 and
(iv) the assignee, if it shall not be a Lender, shall deliver to the applicable Agent an Administrative Questionnaire; and provided further, however, that, notwithstanding the foregoing, no assignment of an Australian Lender's interests, rights and obligations under this Agreement may be made to a Non-Resident Bank. Upon acceptance and recording pursuant to paragraph (e) of this
Section 10.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution and recording thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 10.05, as well as to any Fees accrued for its account and not yet paid).

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitments and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or any other instrument or document furnished pursuant hereto, or the financial condition of any Borrower or any Subsidiary of any Borrower or the performance or observance by any Borrower or any Subsidiary of any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized and has obtained any necessary consents to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon either Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agents by the terms hereof, together with such powers as are reasonably incidental thereto; and
(vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) The U.S. Agent, on behalf of and solely for this purpose as an agent for the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Agents and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e)  Upon its receipt of a duly completed
Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of Alcoa and each Agent to such assignment, the U.S. Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders, Alcoa and Alcoa of Australia. No assignment shall be effective unless recorded in the Register.

          (f) Each Lender may without the consent of any Borrower or the Agents sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12, 2.14 and 2.18 to the same extent as if they were Lenders and (iv) the Borrowers, the Agents, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (provided that the participating bank or other entity may be provided with the right to approve amendments, modifications or waivers affecting it with respect to
(A) any decrease in the Fees payable hereunder with respect to Loans in which the participating bank or other entity has purchased a participation, (B) any change in the amount of principal of, or decrease in the rate at which interest is payable on, the Loans in which the participating bank or other entity has purchased a participation or (C) any extension of the dates fixed for scheduled payments of a Fee or of principal of or interest on the Loans in which the participating bank or other entity has purchased a participation).

          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to any Borrower furnished to such Lender by or on behalf of such Borrower; provided, however, that, prior to any such disclosure of information designated by Alcoa or Alcoa of Australia as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information. Notwithstanding the foregoing, no Lender or participant shall disclose any such information to any person known to it to compete with Alcoa and its Subsidiaries or Alcoa of Australia in any of the principal businesses of Alcoa and its Subsidiaries or Alcoa of Australia, taken as a whole, without the prior written consent of Alcoa or Alcoa of Australia.

          (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations hereunder. In order to facilitate such an assignment to a Federal Reserve Bank, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder.

          (i) None of Borrowers shall assign or delegate any of its rights or obligations hereunder; provided, however, that unless an Event of Default has occurred and is continuing, Alcoa at any time and from time to time may designate any wholly-owned Subsidiary (other than Alcoa of Australia or one of its Subsidiaries) to be a Borrowing Subsidiary upon the completion of the following: (i) each of Alcoa and such Subsidiary shall have executed and delivered to the U.S. Agent a Designation of Borrowing Subsidiary and (ii) such Subsidiary shall have complied with
Section 4.03, whereupon (A) such Subsidiary shall become a party hereto and shall have the rights and obligations of a Borrowing Subsidiary hereunder and (B) the obligations of such Subsidiary shall become part of the Borrowing Subsidiary Obligations and the guarantee of Alcoa pursuant to Article VIII hereof shall apply thereto to the same extent that it applies to the other Borrowing Subsidiary Obligations, if any (the date on which any such designation shall occur being called a "Designation Date").

          SECTION 10.05. Expenses; Indemnity. (a) Alcoa agrees to pay or cause one or more other Borrowers to pay all out-of-pocket expenses incurred by the Agents in connection with the preparation of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the enforcement of their rights in connection with this Agreement or in connection with the Loans made hereunder, including the fees, charges and disbursements of Cravath, Swaine & Moore, U.S. counsel for the Agents and Clayton Utz, Australian counsel for the Agents, and, in connection with any such enforcement, the fees, charges and disbursements of any other counsel for the Agents or any Lender. Alcoa further agrees to indemnify or cause one or more other Borrowers to indemnify the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement.

          (b) Alcoa agrees to indemnify or cause one or more other Borrowers to indemnify the Agents, their Affiliates, each Lender and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold or cause one or more other Borrowers to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. Each Agent and each Lender agrees to promptly notify Alcoa of any claims relating to clauses (i), (ii) or (iii) of the next preceding sentence; provided, however, that any failure to deliver any such notice shall not relieve Alcoa from its obligations under this paragraph (b).

          (c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of any Agent or Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

          SECTION 10.06.  Right of Setoff.  If an Event of
Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower (or, in the case of Alcoa, any of and all the obligations of any Borrowing Subsidiary) now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or otherwise and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 10.07.  Applicable Law.  THIS AGREEMENT
SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE
LAWS OF THE STATE OF NEW YORK.

          SECTION 10.08.  Waivers; Amendment.  (a)  No
failure or delay of either Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower in any case shall entitle such Borrower to any further notice or shall entitle such Borrower or any other Borrower to notice or demand in similar or other circumstances.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or date fixed for payment of any Facility Fee, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the Facility Fees of any Lender without the prior written consent of such Lender,
(iii) amend or modify the provisions of Section 2.14, the provisions of this Section or the definition of "Required Lenders", without the prior written consent of each Lender,
(iv) amend, modify or otherwise affect the rights or duties of either Agent hereunder without the prior written consent of such Agent, or (v) effect any waiver, amendment or modification that by its terms affects the rights and interests of the U.S. Lenders differently than those of the Australian Lenders, or affects the rights and interests of the Australian Lenders differently than those of the U.S. Lenders, without in either case the prior written consent of a majority in interest of the U.S. Lenders and a majority in interest of the Australian Lenders, voting as separate classes. Each Lender and each assignee thereof shall be bound by any waiver, consent, amendment or modification authorized by this Section.

          SECTION 10.09.  Interest Rate Limitation.
Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable to such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

          SECTION 10.10. Entire Agreement. This Agreement and the Engagement Letter constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the Engagement Letter. Nothing in this Agreement or the Engagement Letter, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the Engagement Letter.

          SECTION 10.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and
(b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

          SECTION 10.12.  Severability.  In the event any
one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 10.13.  Counterparts.  This Agreement may
be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.

          SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 10.15. Jurisdiction, Consent to Service of Process. (a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

          (b)  Each Borrower hereby irrevocably and
unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 10.16.  Conversion of Currencies.
(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in dollars into another currency, the parties hereto agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Agent could purchase dollars with such other currency in The City of New York or Sydney, as the case may be, on the Business Day immediately preceding the day on which final judgment is given.

          (b) The obligation of each Borrower in respect of any sum due to any Lender hereunder in dollars shall, to the extent permitted by applicable law, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency such Lender may in accordance with normal banking procedures purchase dollars in the amount originally due to such Lender with the judgment currency. If the amount of dollars so purchased is less than the sum originally due to such Lender, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender against the resulting loss.


          IN WITNESS WHEREOF, the Borrowers, the Agents and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              ALUMINUM COMPANY OF AMERICA,

                                by /s/ Richard B. Kelson
                                   Name:  Richard B. Kelson
                                   Title: Executive Vice President
                                          and Chief Financial
                                          Officer

                              ALCOA OF AUSTRALIA LIMITED,

                                by /s/ A.T. Adams
                                   Name:  A.T. Adams
                                   Title: Treasurer

                              THE CHASE MANHATTAN BANK,
                              individually and as U.S. Agent,

                                by /s/ James H. Ramage
                                   Name:  James H. Ramage
                                   Title: Vice President

                              CHASE SECURITIES AUSTRALIA LIMITED,
                              as Australian Agent, A.C.N.
                              002-888-011,

                                by /s/ James H. Ramage
                                   Name:  James H. Ramage
                                   Title: Vice President


                              THE CHASE MANHATTAN BANK,
                              A.C.N. 074-112-011,

                                by /s/ James H. Ramage
                                   Name:  James H. Ramage
                                   Title: Vice President

                              CREDIT SUISSE FIRST BOSTON (NEW
                              YORK),

                                by /s/ Robert N. Finney
                                   Name:  Robert N. Finney
                                   Title: Managing Director

                                by /s/ Thomas G. Muoio
                                   Name:  Thomas G. Muoio
                                   Title: Vice President

                              MELLON BANK, N.A.,

                                by /s/ Peter K. Lee
                                   Name:  Peter K. Lee
                                   Title: Vice President

                              DEUTSCHE BANK AG, NEW YORK AND/OR
                              CAYMAN ISLANDS BRANCHES,

                                by /s/ Stephan A. Wiedemann
                                   Name:  Stephan A. Wiedemann
                                   Title: Director

                                by /s/ Susan L. Pearson
                                   Name:  Susan L. Pearson
                                   Title: Director

                              MORGAN GUARANTY TRUST COMPANY OF
                              NEW YORK,

                                by /s/ John M. Mikolay
                                   Name:  John M. Mikolay
                                   Title: Vice President

                              THE FIRST NATIONAL BANK OF
                              CHICAGO,

                                by /s/ Kenneth J. Kramer
                                   Name:  Kenneth J. Kramer
                                   Title: Vice President

                              BANK OF MONTREAL,

                                by /s/ Ian M. Plester
                                   Name:  Ian M. Plester
                                   Title: Director

                              BANCO BILBAO VIZCAYA,

                                by /s/ John Martini
                                   Name:  John Martini
                                   Title: Vice President

                                by /s/ F. Miguens
                                   Name:  F. Miguens
                                   Title: AVP

                              NATIONAL AUSTRALIA BANK LIMITED
                              (NEW YORK), A.C.N. 004 044 937,

                                by /s/ R. Adams Perry III
                                   Name:  R. Adams Perry III
                                   Title: SVP & Head of
                                   Corporate Banking &
                                   Finance

                                by /s/ Bill Schmid
                                   Name:  Bill Schmid
                                   Title: Relationship Manager

                              ABN AMRO BANK N.V.,

                                by /s/ J.M. Janovsky
                                   Name:  J.M. Janovsky
                                   Title: Group Vice President

                                by /s/ Lou McLinden
                                   Name:  Lou McLinden
                                   Title: Vice President

                              AUSTRALIA AND NEW ZEALAND
                              BANKING GROUP LIMITED,

                                by /s/ Christine S. Pomeranz
                                   Name:  Christine S. Pomeranz
                                   Title: Vice President

                              COMMERZBANK AG
                              NEW YORK BRANCH,

                                by /s/ Subash R. Viswanathan
                                   Name:  Subash R. Viswanathan
                                   Title: Vice President

                                by /s/ Peter T. Doyle
                                   Name:  Peter T. Doyle
                                   Title: Assistant Vice President

                              CITIBANK, N.A.,

                                by /s/ Raymond G. Dunning
                                   Name:  Raymond G. Dunning
                                   Title: Managing Director

                              AUSTRALIA AND NEW ZEALAND
                              BANKING GROUP LIMITED,
                              A.C.N. 005 357 522,

                                by /s/ Christine S. Pomeranz
                                   Name:  Christine S. Pomeranz
                                   Title: Vice President

                              ABN AMRO AUSTRALIA LIMITED,
                              A.C.N. 000 862 797,

                                by /s/ Rex Burgess
                                   Name:  Rex Burgess
                                   Title: Director

                                by /s/ Agnes Ho
                                   Name:  Agnes Ho
                                   Title: Manager, Documentation

                              CREDIT SUISSE FIRST BOSTON
                              (MELBOURNE),

                                by /s/ Robert N. Finney
                                   Name:  Robert N. Finney
                                   Title: Managing Director

                                by /s/ Thomas G. Muoio
                                   Name:  Thomas G. Muoio
                                   Title: Vice President

                              THE FIRST NATIONAL BANK OF
                              CHICAGO,
                              A.R.B.N. 065 752 918,

                                by /s/ Kenneth J. Kramer
                                   Name:  Kenneth J. Kramer
                                   Title: Vice President

                              DEUTSCHE AUSTRALIA LIMITED,
                              A.C.N. 006 385 593,

                                by /s/Stephan A. Wiedemann
                                   Name:  Stephan A. Wiedemann
                                   Title: Director

                              BANK OF AMERICA NT&SA,

                                by /s/Andrew J. Sutherland
                                   Name:  Andrew J. Sutherland
                                   Title: Vice President



                                                   EXHIBIT A
                                         TO CREDIT AGREEMENT

                         [FORM OF]

                 ASSIGNMENT AND ACCEPTANCE

          Reference is made to the Revolving Credit Agree ment dated as of August 14, 1998 (as amended from time to time, the "Credit Agreement"), among Aluminum Company of America ("Alcoa"), a Pennsylvania corporation, certain sub sidiaries of Alcoa, Alcoa of Australia Limited, a company incorporated with limited liability in the State of Victoria, Australia, the Lenders, The Chase Manhattan Bank, as U.S. Agent for the Lenders and Chase Securities Australia Limited, as Australian Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

          1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Effective Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the "Assigned Interest") in the Assignor's rights and obliga tions under the Credit Agreement, including, without limita tion, the U.S. Commitment or Australia/U.S. Commitment of the Assignor on the Assignment Effective Date and the U.S. Loans or Australia/U.S. Loans owing to the Assignor which are outstanding on the Assignment Effective Date, together with unpaid interest accrued on the assigned Loans to the Assignment Effective Date and the amount, if any, set forth on the reverse hereof of the Fees accrued to the Assignment Effective Date for the account of the Assignor. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 10.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Assignment Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

          2.  This Assignment and Acceptance is being
delivered to the Agent together with (i) if the Assignee is a U.S. Lender and is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.18(g) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit B to the Credit Agreement and (iii) a processing and recordation fee of $2,500.

          3.  This Assignment and Acceptance shall be
governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Assignment Effective Date of
Assignment (may not be fewer than
5 Business Days after the Date of
Assignment):



                                 Percentage Assigned of
                                       Applicable
                                Facility/Commitment(set
                                   forth, to at least
   Facility/     Principal    8 decimals, as a percentage
  Commitment       Amount       of the Facility and the
                  Assigned    aggregate Commitments of all
                                  Lenders thereunder)


 U.S.           $                         %
 Commitment

 Australia/U.
 S.             $                         %
 Commitment

 Loan:          $                         %

 Fees
 Assigned (if   $                         %
 any):


          The terms set forth above and on the reverse side hereof are hereby agreed to:

                                  Accepted*/

                , as Assignor     ALUMINUM COMPANY OF AMERICA,
 ===============



 by:                              by:
    =========================        ========================
 Name:                            Name:
 Title:                           Title:


               , as Assignee     THE CHASE MANHATTAN BANK
 ==============


 by:                              by:
    ========================         ========================
 Name:                            Name:
 Title:                           Title:




                                  CHASE SECURITIES AUSTRALIA
                                  LIMITED


                                  by:
                                     ======================
                                  Name:
                                  Title:









[FN]
*/ To be completed to the extent consents are required under Section 10.04(b) of the Credit Agreement.

[/TABLE]

                                                   EXHIBIT B
                                         TO CREDIT AGREEMENT

                ADMINISTRATIVE QUESTIONNAIRE

   Aluminum Company of America/Alcoa of Australia Limited

Please accurately complete all the following information and
return via FAX to the attention of [             ]
at The Chase Manhattan Bank Agency Services Corporation as soon as possible.

FAX Number:  212-270-[    ]

FOR US COMMITMENTS:

Legal Name to Appear in Documentation:




Credit Contacts:

Primary Contact:
Street Address:
City, State, Postal Code:
Phone Number:
FAX Number:

Backup Contact:
Street Address:
City, State, Postal Code:
Phone Number:
FAX Number:


FOR AUSTRALIA/US COMMITMENTS:

Legal Name to Appear in Documentation:

Primary Contact:
Street Address:
City, State, Postal Code:
Phone Number:
FAX Number:

Backup Contact:
Street Address:
City, State, Postal Code:
Phone Number:
FAX Number:


Institution Name::
Street Address:
City, State, Postal Code:


Tax Withholding Information:

Non Resident Alien:              Y             N
                     ============  ============
* Enclose Form 4224 or 1001 (if applicable).
Tax ID/File Number:


Administrative Contacts - Borrowings, Paydowns, Interest,
Fees, Etc.

Contact:
Street Address:
City, State, Postal Code:
Phone Number:
FAX Number:


Payment Instructions:

Name of Bank where funds are to be transferred:



Routing Transit/ABA number of Bank where funds are to be transferred:



Name of Account, if applicable:



Account Number:

Additional Information:

CONTACTS/NOTIFICATION METHODS
FOR ABR BORROWINGS (IN NEW YORK)
BY ALCOA OF ALUMINUM COMPANY OF AMERICA:


Institution Name::
Street Address:
City, State, Postal Code:


Tax Withholding Information:

Non Resident Alien:              Y              N
                     ============   ============
* Enclose Form 4224 or 1001 (if applicable).
Tax ID/File Number:



Administrative Contracts - Borrowings, Paydowns, Interest,
Fees, Etc.

Contact:
Street Address:
City, State, Postal Code:
Phone Number:
FAX Number:


Payment Instructions:

Name of Bank where funds are to be transferred:



Routing Transit/ABA number of Bank where funds are to be transferred:



Name of Account, if applicable:



Account Number:

Additional Information:

CONTACTS/NOTIFICATION METHODS
FOR ABR BORROWINGS (IN NEW YORK)
BY ALCOA OF AUSTRALIA LIMITED:


Institution Name::
Street Address:
City, State, Postal Code:


Tax Withholding Information:

Non Resident Alien:              Y              N
                     ============   ============
* Enclose Form 4224 or 1001 (if applicable).
Tax ID/File Number:


Administrative Contacts - Borrowings, Paydowns, Interest,
Fees, Etc.

Contact:
Street Address:
City, State, Postal Code:
Phone Number:
FAX Number:


Payment Instructions:

Name of Bank where funds are to be transferred:



Routing Transit/ABA number of Bank where funds are to be transferred:



Name of Account, if applicable:



Account Number:

Additional Information:

CONTACTS/NOTIFICATION METHODS
FOR ABR BORROWINGS (IN NEW YORK)
BY ALCOA OF ALUMINUM COMPANY OF AMERICA


Institution Name::
Street Address:
City, State, Postal Code:


Tax Withholding Information:

Non Resident Alien:              Y              N
                     ============   ============
* Enclose Form 4224 or 1001 (if applicable).
Tax ID/File Number:


Administrative Contacts - Borrowings, Paydowns, Interest,
Fees, Etc.

Contact:
Street Address:
City, State, Postal Code:
Phone Number:
FAX Number:


Payment Instructions:

Name of Bank where funds are to be transferred:



Routing Transit/ABA number of Bank where funds are to be transferred:



Name of Account, if applicable:



Account Number:

Additional Information:
                                                      EXHIBIT C-1
                                              TO CREDIT AGREEMENT
[Letterhead of]

                             ALCOA


[      ]    , 1998
         ===


The Chase Manhattan Bank, as Agent
and each of the Lenders party to the
Revolving Credit Agreement
referred to below
270 Park Avenue
New York, NY  10017


Ladies and Gentlemen:

I am Secretary and a Senior Counsel of Aluminum Company of
America ("Alcoa") and in such capacity have represented Alcoa in connection with the Revolving Credit Agreement dated as of August 14, 1998 (the "Agreement") among Alcoa, certain subsidiaries of Alcoa, Alcoa of Australia Limited, the Lenders, The Chase Manhattan Bank as U.S. Agent and Chase Securities Australia
Limited, as Australia Agent. This opinion is rendered to you pursuant to Section 4.01(a) of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

In rendering the opinion expressed below, I have examined, either personally or indirectly through lawyers who report to me or through other counsel, the originals or conformed copies of such corporate records, agreements and instruments of Alcoa and its Subsidiaries, certificates of public officials and of officers of Alcoa and its Subsidiaries, and such other documents and records as I have deemed appropriate as a basis for the opinions hereinafter expressed.

Based upon the foregoing and subject to the qualifications stated herein, I am of the opinion that:

1. Alcoa is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified to do business as a foreign corporation and is in good standing in all other jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary, except to the extent that failure to be so qualified would not result in a Material Adverse Effect.

2. Alcoa has corporate power and authority to execute, deliver and carry out the provisions of the Agreement, to borrow under the Agreement and to perform its obligations thereunder and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

3. The Agreement has been duly executed and delivered by Alcoa and constitutes the legal, valid and binding obligation of Alcoa enforceable against Alcoa in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

4. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declara-tion or filing with, any Government Authority is necessary in connection with Alcoa's execution and delivery of the Agreement, the consummation by Alcoa of the transactions contemplated therein or Alcoa's performance of or compliance with the terms and conditions thereof, except as set forth on Schedule 3.04 to the Agreement.

5. The execution and delivery by Alcoa of the Agreement, the consummation by Alcoa of the transactions contemplated thereby or performance by Alcoa of or compliance with the terms and conditions thereof will not (a) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority to which it is subject, (b) conflict with or result in a breach or default under its charter or by-laws,
(c) to the best of my knowledge, conflict with or result in a breach or default which is material in the context of the Agreement under any agreement or instrument to which Alcoa is a party or by which it or any of its properties, whether now owned or hereafter acquired, may be subject or bound or
(d) result in the creation or imposition of any Lien prohibited by Section 6.01 of the Agreement upon any property or assets of Alcoa, whether now owned or hereafter acquired.

6. Except as set forth in the financial statements referred to in Section 3.06 of the Agreement, any Exchange Act Report or otherwise disclosed on Schedule 3.08 to the Agreement, there is no pending or, to my knowledge, threatened proceeding by or before any Governmental Authority against or affecting Alcoa or any of its Subsidiaries which in my opinion is likely to result in a Material Adverse Effect.

7. Alcoa is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, and Alcoa is exempted as a "holding company" as defined in the Public Utility Holding Company Act of 1935.

I am a member of the bar of the Commonwealth of Pennsylvania and my opinion is limited to the laws of the Commonwealth of Pennsylvania and the laws of the United States of America.
I express no opinion herein as to whether a court would apply New York law to any particular subject matter hereof. To the extent that the laws of the State of New York or, contrary to the agreement of the parties, the laws of any other State govern the documents referenced herein, you may rely on my opinion with respect to such laws to the extent that the laws of such state or states are substantially the same as the laws of the Commonwealth of Pennsylvania, as to which sameness I express no opinion.


Very truly yours,



Denis A. Demblowski


                                                        EXHIBIT D
                                              TO CREDIT AGREEMENT

[FORM OF]

              DESIGNATION OF BORROWING SUBSIDIARY

      Reference is made to the Revolving Credit Agreement dated as of August 14, 1998 (as amended from time to time, the "Credit Agreement"), among Aluminum Company of America ("Alcoa"), a Pennsylvania corporation, certain subsidiaries of Alcoa, Alcoa of Australia Limited, a company incorporated with limited liability in the State of Victoria, Australia, the Lenders, The Chase Manhattan Bank, as U.S. Agent for the Lenders and Chase Securities Australia Limited, as Australian Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

      1.  Alcoa hereby designates [             ], a
[             ] corporation (the "Subsidiary"), effective as
of [                  ], 19[  ] (the "Designation Date"), as
a Borrowing Subsidiary under the Credit Agreement. The Subsidiary hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in
Article III, V and VI of the Credit Agreement. From and after the Designation Date, the Subsidiary shall become a party to the Credit Agreement and shall have the rights and obligations of a Borrowing Subsidiary thereunder. Alcoa agrees that its guarantee pursuant to Article VIII of the Credit Agreement shall apply to the Borrowings of the Subsidiary.

      2. This Designation of Borrowing Subsidiary is being delivered to the U.S. Agent together with the documents set forth in Section 4.03(a).

      3. This Designation of Borrowing Subsidiary shall be governed by and construed in accordance with the laws of the State of New York.

      The terms set forth above are hereby agreed to:
                  [                       ], as Subsidiary,

                    by
                      ==========================
                      Name:
                      Title:


                  ALUMINUM COMPANY OF AMERICA,

                    by
                      ==========================
                      Name:
                      Title:


Accepted:

THE CHASE MANHATTAN BANK, as U.S. Agent

  by
    ======================
    Name:
    Title:


                                                    SCHEDULE 2.01
                                                           PART A



                                 Contact Person
  Name and Address of             and Telephone
      U.S. Lender                 and Telecopy         U.S. Commitment
                                     Numbers               (U.S.$)

The Chase Manhattan Bank         James Ramage          $102,500,000
270 Park Avenue                  Tel:  212-270-1373
New York, NY  10017              Fax:  212-270-2625

Credit Suisse First              Thomas Muoio          $57,500,000
Boston (New York) (Co-Agent)     Tel:  212-238-5455
12 East 49th Street              Fax:  212-238-5389
New York, NY 10017

Mellon Bank, N.A. (Co-Agent)     Martin Henning        $75,000,000
One Mellon Bank Center           Tel:  412-236-5914
Pittsburgh, PA 15258-0001        Fax: 412-234-8888

Deutsche Bank AG, New York       Stephan Wiedmann      $32,500,000
  and/or Cayman Islands Branches Tel:  212-469-8663
31 West 52nd Street,             Fax:  212-469-8212
24th Floor
New York, NY 10019

Morgan Guaranty Trust            Laura Loffredo       $100,000,000
Company of New York              Tel:  212-648-0349
60 Wall Street                   Fax:  212-648-5939
New York, NY 10260

The First National Bank          Kenneth Kramer        $32,500,000
of Chicago                       Tel:  312-732-2731
One First National Plaza         Fax:  312-732-5296
Chicago, IL 60670-0374

Banco Bilbao Vizcaya             John Carreras         $42,500,000
1345 Avenue of The Americas      Tel:  212-728-1653
New York, Ny 10105               Fax:  212-333-2904

ABN AMRO BANK N.V.               Jim Janovsky          $75,000,000
One PPG Place, Suite 2950        Tel:  412-566-2269
Pittsburgh, PA 15222             Fax:  412-566-2266


Bank of America National         Kevin Lawler          $57,500,000
Trust & Savings                  Tel: 312-828-6771
Association (Co-Agent)           Fax: 312-987-0303
231 South LaSalle Street
Chicago, IL 60697

COMMERZBANK AG, (Co-Agent)       Oliver Welsch-Lehman  $75,000,000
New York Branch                  Tel: 212-266-7523
2 World Financial Center         Fax: 212-266-7594
New York, NY 10281-1050

Citibank, N.A.                   Ray Dunning           $57,500,000
399 Park Avenue                  Tel: 212-559-1034
New York, NY 10043               Fax: 212-832-9857

Bank of Montreal (New York)      Ian Plester           $42,500,000
430 Park Avenue                  Tel: 212-605-1417
New York, NY 10022               Fax: 212-605-1451


                                                           PART B




                                Contact Person
                                 and Telephone
  Name of Address of              and Telecopy           Australia/U.S.
  Australian Lender                 Numbers            Commitment (U.S.$)

Australia and New Zealand        Brian Mooney          $42,500,000
Banking Group Limited            Tel: 61-3-9273-1770
A.C.N. 005 357 522               Fax: 61-3-9273-1692
Level 16, 530 Collins Street
Melbourne, VIC 3000

ABN AMRO AUSTRALIA LIMITED       Ralph Gibson          $25,000,000
A.C.N. 000 862 797               Tel: 61-8-9280-0981
Level 32, 2 The Esplanade        Fax: 61-8-9280-0986
Perth, W.A. 6000

Bank of America National         Anna Benassi          $17,500,000
   Trust & Savings               Tel: 61-3-9623-6425
Association (Co-Agent)           Fax: 61-3-9629-1534
A.R.B.N. 064 874 531
Level 37, 525 Collins Street
Melbourne, VIC 3000

Citibank, N.A.                   Genevieve Gregor      $42,500,000
A.C.N. 004 325 080               Tel: 61-3-9653-7468
Level 26, 101 Collins Street     Fax: 61-3-9653-7301
Melbourne, VIC 3000

Credit Suisse First              Brad Glynne           $17,500,000
Boston (Melbourne) (Co-Agent)    Tel: 61-3-9653-3440
Level 14, 101 Collins Street     Fax: 61-3-9653-3444
Melbourne, VIC 3000

Deutsche (Melbourne)             Paul Davies           $10,000,000
Level 23, 333 Collins Street     Tel: 613-9270-4477
Melbourne, VIC 3000              Fax: 613-9270-4451

The Chase Manhattan Bank         Paul Frazer           $42,500,000
A.C.N. 002 888 011               Tel: 61-2-230-1701
Level 14, 52 Martin Place        Fax: 61-2-221-2386
Sydney, NSW 2000

The First Bank of Chicago        Paul Shinkfield       $10,000,000
A.R.B.N. 065 752 918             Tel: 61-2-223-3377
Level 4, 70 Hindmarsh Square     Fax: 61-2-223-2948
Adelaide, SA 5000

National Australia Bank Limited  Les Schumann          $42,500,000
A.C.N.  004 044 937              Tel: 61-3-9659-9530
271 Collins Street               Fax: 61-3-9659-9078
Melbourne, VIC 3000
